UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Indymac Bancorp, Inc.

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March 24, 2008

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of IndyMac Bancorp, Inc. (“Indymac”). The meeting will be held on May 1, 2008, at 9:00 a.m. at Indymac’s offices at 3465 East Foothill Boulevard, Pasadena, California.

In advance of the meeting, I encourage you to read the annual shareholder letter, which we released last month, as in it I provide my assessment of how the mortgage industry and Indymac got to where we are today as well as our plans for returning Indymac to profitability in 2008. The bottom line is that 2007 was an incredibly tough year for Indymac Bank and for you, our stockholders, and the difficult mortgage market continues today. The unprecedented crisis in the housing and mortgage industries has also been difficult for Indymac’s employees, management team and Board of Directors, and we have clearly suffered along with our stockholders as our business has eroded and our stock price has declined precipitously. At December 31, 2006, when our stock was valued at $45.83 a share, our Executive Officers and Directors owned stock and had vested options worth a total of $129 million. During 2007, no Executive Officers or Directors of Indymac sold stock or exercised options, and today, with our stock at $6.20 as of February 29, 2008, this group had lost 97% of the $129 million in value it had as of the end of 2006. Clearly, just as you are not pleased with Indymac’s performance, I can assure you that we are not pleased either. But I can also assure you that we are working tirelessly to fight our way through the tough market we are facing, and I am confident that Indymac will be a survivor and will emerge as a stronger competitor than ever once the housing and mortgage markets do recover.

We hope you will join us at the Annual Meeting, as during the meeting I plan to further elaborate on our outlook for 2008 and how we plan to adapt and improve our performance in light of market conditions. Even if you do plan to attend the meeting, we encourage you to sign, date and return the enclosed proxy card, or submit your proxy vote via telephone or the Internet. You may still vote in person at the Annual Meeting if you desire by withdrawing your proxy, but returning your proxy card now, or submitting your voting instructions via telephone or the Internet, will assure that your vote is counted if your plans change and you are unable to attend the meeting.

As set forth in the attached Proxy Statement, the meeting will be held to consider the following matters:

•	The election of 10 directors

•	The ratification of the appointment of Indymac’s independent auditors for 2008.

Your vote is important, regardless of the number of shares you own. We urge you to indicate your approval by voting FOR each of the matters indicated in the notice and described in the proxy statement. With that said, I want to remind you of what I stated in my annual shareholder letter. While I am confident that I am the person most capable of leading Indymac through this crisis period and rebuilding shareholder value, and I have the support of the management team, board of directors and our regulators, if you don’t share this view, I respect and understand this, and you will have the opportunity to make a leadership change with your vote. If I am not re-elected to the board, I will respect the shareholders’

decision and resign my positions as Chief Executive Officer of Indymac Bancorp, Inc. and Indymac Bank. While this resignation would trigger the termination for Good Reason clause of my employment agreement, I will forfeit any severance due except for continuing health benefits.

Thank you for your support of Indymac. I look forward to seeing you at the Annual Meeting.

Sincerely,

Michael W. Perry
Chairman and Chief Executive Officer

INDYMAC BANCORP, INC.
888 East Walnut Street
Pasadena, California 91101

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2008

Location, Date and Proposals

The Annual Meeting of Stockholders (the “Annual Meeting”) of IndyMac Bancorp, Inc. (“Indymac”) will be held at Indymac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on May 1, 2008 at 9:00 a.m., local time, for the following purposes:

1. To elect the Board of Directors for the ensuing year;

2.	To ratify the appointment of Ernst & Young LLP as Indymac’s independent auditors for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The proposals described above are described more fully in the accompanying proxy statement, which forms a part of this Notice.

Attendance Requirements

If you plan to attend the Annual Meeting, please notify the undersigned at the address set forth above so that appropriate preparations can be made. Please note that picture identification will be required for entry into the Annual Meeting.

Record Date

The Board of Directors has fixed March 3, 2008 as the record date for the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. A list of those stockholders will be available for inspection at our offices located at 888 East Walnut Street, Pasadena, California 91101 commencing at least ten days before the Annual Meeting.

Proxy Card

Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card, or submit your voting instructions electronically or via telephone in the manner described on the enclosed proxy card. If you choose to return the enclosed proxy card via United States mail, a return envelope that requires no postage for mailing in the United States is enclosed for this purpose. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration of the proposals listed above.

By Order of the Board of Directors

Christina Ching
Senior Vice President
Corporate Secretary
And Chief Governance Officer
March 24, 2008

EACH VOTE IS IMPORTANT.  TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE, OR SUBMIT YOUR VOTING INSTRUCTIONS ELECTRONICALLY OR VIA TELEPHONE IN THE MANNER DESCRIBED ON THE ENCLOSED PROXY CARD.

INDYMAC BANCORP, INC.
888 East Walnut Street
Pasadena, California 91101

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2008

Location, Date, Mailing Date

This Proxy Statement is furnished to stockholders of IndyMac Bancorp, Inc. (“Indymac,” the “Company,” “we,” “us” or “our”) in connection with the solicitation by the Board of Directors of Indymac of proxies to be voted at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at 3465 East Foothill Boulevard, Pasadena, California on May 1, 2008, at 9:00 a.m., local time, or at any adjournment or postponement of the Annual Meeting. We expect to mail the proxy solicitation materials for the Annual Meeting on or about March 24, 2008.

Proxy Solicitation

The principal solicitation of proxies for the Annual Meeting is being made by mail. Officers, directors and employees of Indymac, none of whom will receive additional compensation for their assistance, may also solicit proxies by telephone or other personal or electronic contact. Indymac has retained Morrow & Co., LLC to assist in the solicitation of proxies for an estimated fee of $9,000 plus reimbursement of expenses. Indymac will bear the cost of the solicitation of proxies, including postage, printing and handling, and will reimburse brokerage firms and other record holders of shares beneficially owned by others for their reasonable expenses incurred in forwarding solicitation material to beneficial owners of shares.

Revocation of Proxy

A stockholder may revoke his or her proxy at any time before it is voted by delivering a later dated, signed proxy or other written notice of revocation to the Corporate Secretary of Indymac. Any stockholder present at the Annual Meeting may also withdraw his or her proxy and vote in person on each matter brought before the Annual Meeting. All shares represented by properly signed and returned proxies in the accompanying form, unless revoked, will be voted in accordance with the instructions given on the proxy. If no instructions are given, the shares will be voted in favor of Proposals One and Two described in this Proxy Statement.

Record Date

Only holders of shares of Indymac’s Common Stock, par value $0.01 per share (the “Common Stock”), of record at the close of business on March 3, 2008 will be entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. On the record date, 82,539,252 shares of Common Stock were outstanding. Stockholders will each be entitled to one vote per share of Common Stock held by them.

(i)

Quorum Requirements

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting. Pursuant to Indymac’s Bylaws and the Delaware General Corporation Law (the “DGCL”), the presence of the holders of shares representing a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, whether in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (that is, proxies from brokers or nominees that do not have discretionary authority to vote on a matter and have not received voting instructions from the beneficial owners or other persons entitled to vote with respect to such matter) will be treated as present for purposes of determining the presence of a quorum.

Vote Requirements

In accordance with Indymac’s Bylaws, for a director nominee to be elected, other than in a contested election (i.e., where the number of director nominees exceeds the number of directors to be elected), the director nominee must receive a majority of votes cast with respect to such director nominee, which means that there must be more votes cast “for” than votes cast “against” the director nominee. According to Indymac’s Bylaws, shares represented by proxies that reflect abstentions will not be treated as votes cast for the election of directors. As a result, abstentions will not affect the election of director nominees. Indymac’s Bylaws also provide that in a contested election of directors the director nominees shall be elected by a plurality of the shares present or represented by proxy and entitled to vote on the election of directors.

At the Annual Meeting, the election of each of the director nominees under Proposal One will require that the votes cast for a director nominee exceed the votes cast against the director nominee (assuming that the number of director nominees does not exceed the number of directors to be elected) and the approval of Proposal Two will require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. For purposes of determining approval of Proposal Two, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote “against” Proposal Two.

A broker non-vote will be deemed “not entitled to vote” on the proposal for which the non-vote is indicated and will, therefore, have no legal effect on the voting for Proposals One and Two.

Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2008: This Proxy Statement and the 2007 Annual Report to Stockholders are available at http://about.indymacbank.com/annualreports.

RECEIVE YOUR ANNUAL REPORT AND
PROXY STATEMENT ON-LINE NEXT YEAR

You can save Indymac future postage and printing expense by consenting to receive future annual reports and proxy statements over the Internet instead of receiving paper copies in the mail.

Stockholders will be given the opportunity to consent to future Internet delivery. You may consent to future Internet delivery by so indicating in the space provided on the enclosed proxy card. For some

(ii)

stockholders this option will only be available if the brokerage firm, bank or other record holder of their shares makes appropriate provision to obtain such consent, or if they vote electronically by the Internet when they vote their proxy this year.

If you are not given an opportunity to consent to Internet delivery when you vote your proxy, contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of this means of delivery to you.

If you consent, your account will be so noted and, when the proxy statement for the 2009 Annual Meeting of Stockholders and Indymac’s 2008 Annual Report become available, you will be notified on how to access them on the Internet.

Stockholders who elected last year to receive their Indymac materials via the Internet this year will be notified of the Internet location of the materials at the same time the materials are distributed to all other Indymac stockholders.

If you elect to receive your Indymac materials via the Internet, you can still request paper copies free of charge by writing to Investor Relations at IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101-5646.

In addition, if you own Common Stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better shareholder services, we encourage you to have all your accounts registered in the same name and address.

(iii)

(iv)

(v)

QUESTIONS AND ANSWERS REGARDING THIS PROXY STATEMENT

Why did I receive these proxy materials?

The Board of Directors of Indymac is providing these materials to you in connection with Indymac’s upcoming Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and entitled to vote on the items of business described in this Proxy Statement.

What information is contained in this Proxy Statement?

The information contained in this Proxy Statement describes the proposals to be voted on at the upcoming Annual Meeting, the voting process, compensation of the Company’s directors and most highly paid executives, and certain other required information.

Who is entitled to vote?

Only shareholders of record at the close of business on March 3, 2008, will be entitled to vote at the Annual Meeting.

How do I cast my vote?

If you are the shareholder of record you may cast your vote using one of the following methods:

•	electronically, via the Internet,

•	over the telephone by calling a toll-free number,

•	by mail, by completing, signing and mailing the enclosed proxy card, or

•	in person at the annual meeting.

If your stock is held in “street name,” that is, through a brokerage account or bank, you will receive voting instructions from your bank or broker describing how to vote your stock.

To ensure that your proxy is voted, it should be received by 5 p.m. Eastern Time on April 30, 2008.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends voting:

•	FOR each nominee to the Board of Directors

•	FOR ratification of Ernst & Young LLP as auditors.

Who will count the vote?

Representatives of The Bank of New York, our transfer agent, will tabulate votes and act as independent inspectors of election.

What vote is required for the election of directors or for a proposal to be approved?

•	To elect the directors, the votes cast “for” a director nominee must exceed the votes cast “against” a director nominee; and

•	To ratify the selection of our independent registered public accountants requires the affirmative vote of a majority of the votes cast.

What if I do not specify how I want my shares voted?

If you do not indicate your vote on a matter submitted at the meeting, your shares will be voted on that particular matter as follows:

•	FOR, the election of each of the persons named under “Proposal One, Election of Directors;”

•	FOR, ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

What can I do if I change my mind after I vote my shares?

To change your vote, you must cast a new vote:

•	By mailing a new proxy card with a later date; or

•	By telephone or the Internet

If you hold your shares in your name and you attend the Annual Meeting and vote in-person, your in-person vote will change any previously submitted proxy.

If you wish to revoke rather than change your vote, written revocation must be sent to the Corporate Secretary, at the address set forth below, prior to the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Indymac’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to the persons named in the proxy or to vote in person at the meeting. Indymac has enclosed a proxy card for you to use.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use.

Is my vote confidential?

Yes. Your vote will not be disclosed to our Directors or employees, except for a very limited number of employees involved in coordinating the vote tabulation process. An independent inspector reviews the vote tabulation process.

Our confidentiality policy does not apply to certain matters, such as contested elections or disputed votes.

If I want to attend the meeting what do I need to do?

If you plan to attend the Annual Meeting, please notify Indymac’s Corporate Secretary at the address provided below. Please note that picture identification will be required for entry into the Annual Meeting.

Christina Ching
Senior Vice President
Corporate Secretary and
Chief Governance Officer
888 East Walnut Street
Pasadena, CA 91101

PRINCIPAL STOCKHOLDERS

As of February 14, 2008, the following entities were known to Indymac to be the beneficial owners of more than 5% of Indymac’s outstanding Common Stock. The following table shows: (1) the number of shares of Common Stock owned by each such entity; and (2) the percentage of all outstanding shares represented by such ownership (based upon the most recently reported number of shares outstanding as of the date the entity filed a Schedule 13G with the Securities and Exchange Commission).

	Number of	Percent
Name and Address of Beneficial Owner	Shares	of Class

Capital Group International, Inc. and Capital Guardian Trust Company(1)	7,621,200	9.50
11100 Santa Monica Boulevard Los Angeles, CA 90025
Classic Fund Management Aktiengesellschaft(2)	6,780,005	8.40
Raetikonstrasse 33, FL -9490 Vaduz, Principality of Liechtenstein
NWQ Investment Management Company, LLC(3)	6,338,842	7.88
2049 Century Park East, 16th Floor Los Angeles, CA 90067
Legg Mason Opportunity Trust(4)	5,100,000	6.34
100 Light Street Baltimore, MD 21202

(1)	Based upon Amendment No. 10 to Schedule 13G filed February 8, 2008 with the Securities and Exchange Commission.

(2)	Based upon Amendment No. 1 to Schedule 13G filed December 31, 2007 with the Securities and Exchange Commission.

(3)	Based upon Amendment No. 7 to Schedule 13G filed February 14, 2008 with the Securities and Exchange Commission.

(4)	Based upon Schedule 13G filed February 14, 2008 with the Securities and Exchange Commission.

EXECUTIVE OFFICERS

The executive officers of Indymac are:

Name	Age	Officer(1)	Officer Since

Michael W. Perry(2)	45	Chairman and Chief Executive Officer	1993
Richard H. Wohl	49	President	1994
S. Blair Abernathy	46	Executive Vice President, Capital Markets	1994
Ashwin Adarkar	43	Executive Vice President, New Business Incubation, Organizational Effectiveness and Mergers & Acquisitions	2003
Canise Arredondo(2)	36	Executive Vice President, Chief Audit Executive	2004
Anthony Ebers	42	Executive Vice President, Chief Operating Officer	2002
Patrick Hymel	43	Executive Vice President, Chief Investment Officer	1995
Scott Keys(2)	45	Executive Vice President, Chief Financial Officer	2002
Rayman Mathoda	33	Executive Vice President, Chief People and Efficiency Officer	2004
Ruthann Melbourne(2)	42	Executive Vice President, Chief Risk Officer	2003
Michelle Minier	43	Executive Vice President, CEO, and Vice Chair, Financial Freedom	1997
John D. Olinski(2)	48	Executive Vice President, Credit Risk Mitigation	1999
Frank Sillman	44	Executive Vice President and Chief Executive Officer, Mortgage Bank	1997

(1)	Unless otherwise noted, each executive officer is an officer of IndyMac Bank, F.S.B only.

(2)	These executives are officers of Indymac Bancorp, Inc. as well as IndyMac Bank, F.S.B.

Michael W. Perry	Executive Officer since 1993

Mr. Perry is Chief Executive Officer and Chairman of the Board of Directors. Under his leadership, Indymac has grown from four employees and total assets of $714 million to over 7,500 employees and total assets of over $32 billion as of December 31, 2007. Based on asset size, Indymac is the 7th largest savings and loan in the nation and, with $77 billion in mortgage loan production in 2007, Indymac is the 2nd largest independent mortgage lender.

Prior to joining Indymac in January 1993, Mr. Perry served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank, a state chartered bank based in Sacramento, California. Mr. Perry has over 20 years of business experience with mortgage banking companies, financial institutions, and real estate firms, including four years as an auditor with KPMG Peat Marwick.

Mr. Perry’s civic involvement includes membership on the non-profit boards of “Homes for Working Families”, an organization that addresses the shortage of homes that working Americans can afford, and the Young Presidents Organization of San Gabriel Valley.

In December 2007, Mr. Perry was named as a new member of the Federal Reserve Board’s Thrift Institutions Advisory Council (TIAC) for a two-year term beginning January 1, 2008. TIAC is an advisory group made up of twelve representatives from thrift institutions. The Council was established by the Board in 1980 and includes members from savings and loan associations, savings banks, and credit unions. It meets three times each year with the Board of Governors to discuss developments relating to thrift institutions, the housing industry, mortgage finance, and regulatory issues.

Mr. Perry is a Master Certified Mortgage Banker, as designated by the Mortgage Bankers Association, and is a Certified Public Accountant (inactive). In 2002, Mr. Perry received the Los Angeles Business Journal’s Financial Industry Leader of the Year Award and was inducted into the Journal’s Business Hall of Fame. Also in 2002, Mr. Perry received Ernst & Young’s Los Angeles Entrepreneur of the Year award in the financial services category. Mr. Perry is an honors graduate of California State University, Sacramento with a B.S. degree in Business Administration.

Richard H. Wohl	Executive Officer since 1994

Richard H. Wohl is President. He became a director of Indymac Bank in July 2005. Mr. Wohl oversees the specialty lending and new business growth and incubation areas of Indymac Bank in both its thrift and mortgage banking segments. Mr. Wohl currently serves on the Mortgage Bankers Association’s Board of Directors and is a Certified Mortgage Banker. Mr. Wohl previously served Indymac in several capacities, including as Chief Executive Officer of Indymac Mortgage Bank from February 2000 to July 2005, Chief Operating Officer in charge of various financial and administrative functions from February 1999 to February 2000, and as general counsel and secretary from April 1994 to February 1999. Prior to joining Indymac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles, California, where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received a J.D. with honors from Harvard Law School, where he was an editor of the Harvard Law Review.

S. Blair Abernathy	Executive Officer since 1994

Blair Abernathy is Executive Vice President, Capital Markets and is responsible for Indymac’s capital market activities including overseeing the Secondary Marketing Group. Previously, Mr. Abernathy was responsible for the whole loan and mortgage-backed securities investment portfolio, the mortgage conduit and corporate finance functions, and prior to that, hedging, trading, product development, risk-based pricing and secondary marketing functions of Indymac Bank. Prior to joining Indymac in February 1994, Mr. Abernathy managed the accounting and investment functions of Commerce Security Bank, a state chartered bank in Sacramento, California, as Senior Vice President and Chief Financial Officer. From July 1988 to January 1993, Mr. Abernathy served as Vice President and Controller of Sunrise Bancorp of California, a publicly traded bank holding company with banking and mortgage banking subsidiaries. Mr. Abernathy received a B.S. in Business Administration from California State University, Sacramento where he graduated with honors.

Ashwin Adarkar	Executive Officer since 2003

Ashwin Adarkar is Executive Vice President, New Business Incubation, Organizational Effectiveness and Mergers and Acquisitions. Mr. Adarkar is responsible for all new business activity at Indymac Bank from conducting mergers and acquisitions, to launching start-ups, to overseeing new or underperforming businesses. Mr. Adarkar joined Indymac Bank in September 2003 and previously served as the CEO of the Consumer Bank and as Executive Vice President of Human Resources. Prior to joining Indymac Bank, Mr. Adarkar was a Principal with McKinsey & Company, a management consulting firm, where he established McKinsey’s practice in India, led its West Coast Financial Services and Health Care Practices and its Global Business Process Outsourcing Practice. Prior to joining McKinsey & Company, Mr. Adarkar worked with Goldman Sachs & Co. in its Mortgage Finance department. Mr. Adarkar received an M.S. in Industrial Engineering and a B.A in Economics from Stanford University, where he was elected to Phi Beta Kappa. He also received an M.B.A. from Stanford University where he was an Arjay Miller Scholar.

Canise M. Arredondo	Executive Officer since 2004

Canise Arredondo is the Executive Vice President, Chief Audit Executive. As Chief Audit Executive, Ms. Arredondo reports directly to the Audit Committee of the Board of Directors. Ms. Arredondo joined Indymac Bank in July 2004 and has held various positions in Financial Management and Enterprise Risk Management, prior to taking on her current role in August 2006. Prior to joining Indymac Bank, Ms. Arredondo was a senior manager with Deloitte & Touche, LLP, where she spent approximately 10 years in the Assurance and Advisory Services practice and focused on clients in the financial services industries. Ms. Arredondo has a B.A. in Business Economics from the University of California, Santa Barbara, and is a Certified Public Accountant and a Certified Internal Auditor.

Anthony L. Ebers	Executive Officer since 2002

Anthony L. Ebers is Executive Vice President and Chief Operating Officer. Mr. Ebers joined Indymac Bank in 2002 as Executive Vice President responsible for overseeing the entire Home Loan Servicing Division. Mr. Ebers assumed the responsibility of managing the Company’s Consumer Lending Business in February 2005. In 2007, Mr. Ebers also assumed the responsibility for Centralized Mortgage Operations, Corporate Customer Service, Corporate Compliance and Enterprise Process & Technology.

Prior to joining IndyMac Bank, Mr. Ebers was with HomeSide Lending, Inc. for over ten years. He worked in various divisions from an Assistant Vice President of Risk Management and Bankruptcy Department to a Senior Vice President and the Director of Operations / International Liaison most recently. He was responsible for Customer Service, Direct Sales and the business side of managing system priorities and strategy. His responsibilities also included budgeting, forecasting and general risk management. Prior to his tenure with HomeSide Lending, Inc., he was a Senior Financial Analyst at Citicorp Mortgage, Inc.

Mr. Ebers graduated from the University of Missouri — Columbia in 1988 with a BSBA in Finance and Banking.

Patrick Hymel	Executive Officer since 1995

Patrick Hymel is currently Executive Vice President, Chief Investment Officer responsible for the Investment Portfolio/Retained Asset Management division. Responsibilities include trading/capital management, hedging, prepayment and credit risk research, and portfolio retention. Mr. Hymel joined Indymac in June 1995 as Hedging Manager in the Secondary Marketing area. Prior to joining Indymac, Mr. Hymel spent four years working in Secondary Marketing at BancPLUS Mortgage in San Antonio. Mr. Hymel has a Bachelor of Science in Economics from Texas Christian University and a Master of Business Administration in Finance from the University of Texas at San Antonio.

A. Scott Keys	Executive Officer since 2002

Scott Keys is Executive Vice President and Chief Financial Officer. Mr. Keys is responsible for financial and managerial accounting, tax, financial reporting, strategic and financial planning, and investor relations. Prior to joining Indymac Bancorp in March 2002, Mr. Keys was a partner with Ernst & Young

LLP in its Columbus, Ohio office. He most recently served as the partner in charge of the Ohio Valley Banking Practice for Ernst & Young LLP, serving a number of regional banking companies and large mortgage companies. Prior to becoming a partner with Ernst & Young LLP in October 1999, Mr. Keys held various professional staff positions with the firm in its Columbus, Ohio and Los Angeles, California offices beginning in September 1986. Mr. Keys is a Certified Public Accountant and received a B.S. in Accounting from Loyola Marymount University.

Rayman K. Mathoda	Executive Officer since 2004

Rayman Mathoda is Executive Vice President, Chief People Officer and Chief Efficiency Officer. She is responsible for managing all labor and non labor expense related functions for Indymac including recruiting, compensation, global outsourcing and non-traditional workforce strategies, communication and culture and real estate and purchasing. Ms. Mathoda joined Indymac Bank in May 2004, leading Indymac Bank’s company-wide Business Process Outsourcing program. Prior to joining Indymac Bank, Ms. Mathoda spent close to seven years with McKinsey & Company, a global management consulting firm focusing on strategic issues and performance transformation programs at Fortune 500 companies. Ms. Mathoda is a member of the Board of Directors of the Los Angeles Gay and Lesbian Center (LAGLC) and a member of the Board of Commissioners for the Los Angeles Public Housing Authority, which administers public and Section 8 housing for Los Angeles. Ms. Mathoda graduated with an A.B. with honors from the Woodrow Wilson School of Public and International Affairs at Princeton University. Ms. Mathoda also has an M.B.A. in Marketing and Entrepreneurship from the Kellogg School of Business at Northwestern University.

Ruthann K. Melbourne	Executive Officer since 2003

Ruthann K. Melbourne is Executive Vice President, Chief Risk Officer. Ms. Melbourne is responsible for the corporate oversight of the company’s risks, including credit & interest rate risks as well as the valuation of complex assets retained from the Bank’s loan sale and securitization activities (e.g., mortgage servicing rights, residual securities and non-investment grade bonds). Prior to joining Indymac Bank in February 2003, Ms. Melbourne was the Vice President in the Risk Research & Model Review Group of J.P. Morgan Chase & Co. in its New York office from July 2000 to February 2003. Ms. Melbourne has over 16 years of experience in due diligence audit, finance, risk management, risk research, marketing and related information systems. In addition, Ms. Melbourne has extensive experience with credit/market risk methodology, mortgage servicing right performance measurement, pricing/valuation model validation, credit derivative pricing, securitization comfort level support and interest rate and volatility term structure modeling. Ms. Melbourne holds a B.S. in Physics from the University of California, Santa Cruz, has an M.S. in Electrical Engineering from the California Institute of Technology and also received her Ph.D. in Finance from the University of Wisconsin.

Michelle Minier	Executive Officer since 1997

Michelle Minier is the Chief Executive Officer and Vice Chair, Financial Freedom Senior Funding Corporation. Ms. Minier joined Indymac in March 1995 as Assistant Controller and has since held positions as the President of Warehouse Lending and, later, Executive Vice President and President of B2B Lending as well as head of the Centralized Mortgage Operations Unit. Prior to joining Indymac, Ms. Minier served as Controller at Cypress Financial Corporation and was the Assistant Treasurer at

Shearson Lehman Mortgage Corporation. Ms. Minier graduated from the University of California, Santa Barbara with a Bachelor of Arts in Economics.

John D. Olinski	Executive Officer since 1999

John D. Olinski is Executive Vice President, Credit Risk Mitigation. Prior to this role, Mr. Olinski managed Indymac’s Secondary Marketing and Retained Asset groups. Previous responsibilities at Indymac Bancorp include Director of Corporate Finance/Treasury, Chairman of the management Asset and Liability Committee, and management of the Home Loan Servicing operations. Prior to joining Indymac Bancorp in April 1999, Mr. Olinski was an equity analyst focusing on consumer products for a regional investment bank. Mr. Olinski, who is a Chartered Financial Analyst and a Certified Mortgage Banker, has fifteen years of commercial and merchant banking experience with Security Pacific Merchant Bank, Sanwa Bank California (now Bank of the West) and Lloyds Bank California. Mr. Olinski received a B.A. in Management Science from the University of California, San Diego and an M.B.A. in Finance and Accounting from the University of Southern California.

Frank M. Sillman	Executive Officer since 1997

Frank M. Sillman is Executive Vice President of Indymac Bank and Chief Executive Officer of Indymac Mortgage Bank. Mr. Sillman is responsible for the mortgage banking group, including retail, wholesale, correspondent, and warehouse lending. Mr. Sillman joined Indymac in 1997 as a Senior Vice President, was promoted to Executive Vice President of Sales and Marketing, Indymac Mortgage Bank in 2003 and became Chief Executive Officer of the Mortgage Professionals Group of Indymac Mortgage Bank in 2004. Prior to joining Indymac, he was a senior manager of two retail mortgage banking companies, TCM Mortgage and American Home Credit. From mid-1986 to the end of 1992, Mr. Sillman served as treasurer for Shearson Lehman Mortgage. Mr. Sillman has 20 years of experience in the mortgage banking industry and received his bachelor’s degree from the University of California, San Diego.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table provides information concerning the beneficial ownership of Common Stock, defined as shares owned beneficially plus shares that may be purchased through stock options currently exercisable or exercisable within 60 days of February 29, 2008, by each director nominee, including Indymac’s Chairman and Chief Executive Officer, each of Indymac’s other four most highly compensated executive officers, which includes Indymac’s Chief Financial Officer, and all executive officers and directors as a group, as of February 29, 2008. Except as otherwise indicated, all persons listed below have sole voting power, and dispositive power with respect to their shares, except to the extent that authority is shared by their spouses, and have record and beneficial ownership of their shares.

	Shares of
	Common Stock		Percent
Name	Owned Beneficially(1)		of Class

Michael W. Perry	3,156,804	(2)	3.9%
Louis E. Caldera	93,213		*
Lyle E. Gramley	144,558	(3)	*
Hugh M. Grant	117,446		*
Patrick C. Haden	141,291	(4)	*
Terrance G. Hodel	54,566	(5)	*
Robert L. Hunt II	123,788	(6)	*
Lydia H. Kennard	79,416		*
Senator John Seymour (ret.)	99,580		*
Bruce G. Willison	53,354		*
Richard H. Wohl	1,105,905		1.4%
S. Blair Abernathy	450,477		*
A. Scott Keys	215,476	(7)	*
Frank M. Sillman	233,344	(8)	*
All directors and executive officers as a group (22 persons)	6,846,338	(9)	8.5%

*	Less than one percent of class.

(1)	Includes shares that may be purchased through stock options currently exercisable or exercisable within 60 days of February 29, 2008 held by the following persons: Mr. Perry, 2,578,178 shares; Mr. Caldera, 65,646 shares; Mr. Gramley, 60,554 shares; Mr. Grant, 111,190 shares; Mr. Haden, 111,190 shares; Mr. Hodel, 30,865 shares; Mr. Hunt, 83,418 shares; Ms. Kennard, 75,646 shares; Mr. Seymour, 91,190 shares; Mr. Willison, 32,657 shares; Mr. Wohl, 995,905 shares; Mr. Abernathy, 296,665 shares; Mr. Keys, 201,328 shares; Mr. Sillman, 161,619 shares; and all directors and executive officers as a group, 5,462,979 shares.

(2)	Includes 1,744 shares held in Mr. Perry’s 401(k) account.

(3)	Includes 13,225 shares owned by Marlys Gramley, the wife of Mr. Gramley.

(4)	Includes 6,315 shares owned by Cindy Haden, the wife of Mr. Haden.

(5)	Includes 300 shares owned by Elizabeth Hodel, the daughter of Mr. Hodel, and 300 shares owned by Patricia Buckley, the sister of Mr. Hodel.

(6)	Includes 1,600 shares held in Mr. Hunt’s IRA account.

(7)	Includes 3,403 shares held in Mr. Keys’ 401(k) account.

(8)	Includes 37,240 shares held by Michelle Minier, the wife of Mr. Sillman, and 4,198 shares held in Mr. Sillman’s 401(k) account.

(9)	For certain directors and executive officers, ownership numbers include shares purchased during 2007 and in February 2008, and held in a trust. Indymac maintains two deferred compensation plans (see page 50 for descriptions of both plans) under which participants may elect to invest balances in Indymac common stock or in a cash fund. If participants elect to invest balances in stock, shares are purchased on the open market and held by the plan(s) trustee until they are distributed pursuant to previous deferral elections. Directors and executive officers may not vote such shares.

Additional Information Regarding Stock Ownership

The following table provides information concerning the beneficial ownership of Common Stock as of December 31, 2006 and February 29, 2008, in accordance with the previous table, and the fair value of that ownership as of those dates. It is important to note that all stock options included in the shares of common stock owned beneficially as of February 29, 2008 have a strike price that is higher than the fair value of Indymac common stock as of February 29, 2008, or $6.20.

	As of February 29, 2008		As of December 31, 2006
		Fair Value of		Fair Value of		Decrease in
	Shares of	Common Stock	Shares of	Common Stock	Increase in	Value of
	Common Stock	Owned	Common Stock	Owned	Shares Owned	Shares Owned
	Owned	Beneficially	Owned	Beneficially	from 12/31/06	from 12/31/06
Name	Beneficially(1)	(FMV $6.20)(2)	Beneficially	(FMV $45.83)	to 2/29/08(1)(3)	to 02/29/08

Michael W. Perry	3,156,804	$3,587,482	2,722,588	$69,656,981	434,216	$(66,069,499)
Louis E. Caldera	93,213	170,913	61,364	1,312,900	31,849	(1,141,987)
Lyle E. Gramley	144,558	520,825	121,706	4,264,376	22,852	(3,743,551)
Hugh M. Grant	117,446	38,789	98,211	2,164,226	19,235	(2,125,437)
Patrick C. Haden	141,291	186,629	108,418	2,607,046	32,873	(2,420,417)
Terrance G. Hodel	54,566	146,944	25,935	842,020	28,631	(695,076)
Robert L. Hunt II	123,788	250,294	69,736	1,333,733	54,052	(1,083,439)
Lydia H. Kennard	79,416	23,374	60,364	1,075,470	19,052	(1,052,096)
Senator John Seymour (ret.)	99,580	52,018	80,308	1,609,997	19,272	(1,557,979)
Bruce G. Willison	53,354	128,319	19,875	225,428	33,479	(97,109)
Richard H. Wohl	1,105,905	682,000	1,000,000	26,302,479	105,905	(25,620,479)
S. Blair Abernathy	450,477	953,634	251,966	5,581,419	198,511	(4,627,785)
A. Scott Keys	215,476	87,717	139,754	3,005,959	75,722	(2,918,242)
Frank M. Sillman	233,344	444,692	62,035	1,479,698	171,309	(1,035,006)
All directors and executive officers as a group (22 persons)	6,846,338	8,576,824	5,142,415	128,689,234	1,703,923	(120,112,410)

(1)	For certain directors and executive officers, ownership numbers include shares purchased during 2007 and in February 2008, and held in a trust. Indymac maintains two deferred compensation plans (see page 50 for description of both plans) under which participants may elect to invest balances in Indymac common stock or in a cash fund. If participants elect to invest balances in stock, shares are purchased on the open market and held by the plan(s) trustee until they are distributed pursuant to previous deferral elections. Directors and executive officers may not vote such shares.

(2)	The total value as of February 29, 2008, without taking into consideration the shares purchased in 2007 and through February 29, 2008 as described in footnote 3 below, is about $3.5 million. Additionally, the value in this column includes $0 for the net value of options exercisable due to the low current value of Indymac common stock as of February 29, 2008.

(3)	Increase in shares owned includes stock purchases in 2007 and through February 29, 2008 of 363,988 for Mr. Perry, 12,797 for Mr. Caldera, 3,800 for Mr. Gramley, 12,753 for Mr. Haden, 10,239 for Mr. Hodel, 35,000 for Mr. Hunt, 220 for Mr. Seymour, 14,427 for Mr. Willison, 5,905 for Mr. Wohl, 139,471 for Mr. Abernathy, 9,447 for Mr. Keys, 39,618 for Mr. Sillman, and 810,195 for all directors and executive officers as a group.

PROPOSAL ONE

ELECTION OF DIRECTORS

Indymac currently has 10 directors. All 10 directors are nominees for election as directors to serve until the next annual meeting and until their successors are elected and have qualified. In the absence of contrary instructions, it is the intention of the proxy holder named in the accompanying proxy card to vote for the nominees listed below. If any nominee becomes unavailable to serve for any reason, an event the Board of Directors does not anticipate, the proxies solicited hereby will be voted for election of the person, if any, designated by the Board of Directors to replace that nominee.

As stated in Indymac’s 2007 Annual Shareholder Letter, Mr. Perry will resign as Chief Executive Officer of Indymac and Indymac Bank if he is not re-elected as a director. Mr. Perry’s resignation would not waive his right to terminate his employment with Indymac for Good Reason, pursuant to his existing employment agreement. Mr. Perry has indicated, however, that he would decline his right to the severance provisions (with the exception of the health benefit) applicable to termination for Good Reason.

Majority Vote Standard and Director Resignation Policy

According to Indymac’s Bylaws, for a director nominee to be elected, other than in a contested election (i.e., where the number of director nominees exceeds the number of directors to be elected), the director nominee must receive a majority of votes cast with respect to that director nominee, which means that there must be more votes cast “for” than votes cast “against” the director nominee. According to Indymac’s Bylaws, shares represented by proxies that reflect abstentions will not be treated as votes cast for the election of directors. As a result, abstentions will not affect the election of director nominees. Indymac’s Bylaws also provide that in a contested election of directors, the director nominees shall be elected by a plurality of the shares present or represented by proxy and entitled to vote on the election of directors.

In addition, Indymac’s Bylaws include a director resignation policy that requires incumbent directors to submit an irrevocable offer of resignation in order to become eligible to be a nominee for re-election. The offer of resignation becomes effective, among other occurrences, upon the nominee’s failure to receive the required majority stockholder vote for re-election and acceptance of such resignation by the Board of Directors. Within 90 days after receiving the certified vote pertaining to a director election, the

Board of Directors, acting on the recommendation of the Corporate Governance Committee, must determine whether to accept the resignation of any incumbent that receives a majority of “against” votes and make a public disclosure with respect to its decision regarding such resignation.

Any incumbent that receives a majority of “against” votes in an election cannot participate in the Corporate Governance Committee’s recommendation or the Board of Director’s determination of whether to accept the resignation offer. If each member of the Corporate Governance Committee receives a majority of “against” votes at the same stockholder meeting, then the independent members of the Board of Directors must appoint a committee of independent directors who did not receive a majority of “against” votes to consider the resignation offers and make the recommendations to the Board of Directors. If the number of independent directors that receive a majority of “for” votes is three or fewer, then all directors may participate in the decision to accept or reject the resignation offers.

Director Nominees

The following persons have been nominated to serve as directors of Indymac for the ensuing year, each of whom has agreed to serve as director until the next annual meeting if elected:

Michael W. Perry	Indymac Director since January 1993
Mr. Perry, age 45, is Chairman of the Board of Directors and Chief Executive Officer of Indymac Bancorp and Indymac Bank. Mr. Perry assumed responsibility for the day-to-day operations of Indymac in 1993. Under his leadership, Indymac has grown from four employees and total assets of $714 million to over 7,500 employees and total assets of over $32 billion as of December 31, 2007. Based on asset size, Indymac is the 7th largest savings and loan in the nation and, with $77 billion in mortgage loan production in 2007, Indymac is the 2nd largest independent mortgage lender. Prior to joining Indymac in 1993, Mr. Perry served as Senior Executive Vice President in charge of the Mortgage Banking Division of Commerce Security Bank, a state chartered bank based in Sacramento, California. Mr. Perry has over 20 years of business experience with mortgage banking companies, financial institutions, and real estate firms, including four years as an auditor with KPMG Peat Marwick. Mr. Perry’s civic involvement includes membership on the non-profit boards of “Homes for Working Families”, an organization that addresses the shortage of homes that working Americans can afford, and the Young Presidents Organization of San Gabriel Valley. In December 2007, Mr. Perry was named as a new member of the Federal Reserve Board’s Thrift Institutions Advisory Council (“TIAC”) for a two-year term beginning January 2008. TIAC is an advisory group made up of twelve representatives from thrift institutions. The Council was established by the Board in 1980 and includes members from savings and loan associations, savings banks, and credit unions. It meets three times each year with the Board of Governors to discuss developments relating to thrift institutions, the housing industry, mortgage finance, and regulatory issues. Mr. Perry is a Master Certified Mortgage Banker, as designated by the Mortgage Bankers Association, and is a Certified Public Accountant (inactive). In 2002, Mr. Perry received the Los Angeles Business Journal’s Financial Industry Leader of the Year Award and was inducted into the Journal’s Business Hall of Fame. Also in 2002, Mr. Perry received Ernst & Young’s Los Angeles Entrepreneur of the Year Award in the financial services category. Mr. Perry is an honors graduate of California State University, Sacramento, with a B.S. degree in Business Administration.

Louis E. Caldera	Indymac Director since May 2002
Mr. Caldera, age 51, is a director of Indymac and Indymac Bank. Since August 2003, Mr. Caldera has been a Professor of Law at the University of New Mexico, where he also served as President until August 2006. Previously, commencing in 2001, Mr. Caldera served as Vice Chancellor for University Advancement of The California State University System. Mr. Caldera held two appointed posts in the Clinton administration — Secretary of the Army from 1998 to 2001 and Managing Director and Chief Operating Officer of the Corporation for National and Community Service from 1997 to 1998. Mr. Caldera served three terms in the California State Assembly, from 1992 to 1997, representing the 46th District. Prior to his election to the Assembly, he worked as a deputy county counsel for the County of Los Angeles and as an attorney in private practice, including at the law firm of O’Melveny & Myers LLP. He currently serves as a Director and Chairman of the Audit Committee of A.H. Belo Corporation and is also a Director of Southwest Airlines Co. Mr. Caldera received a B.S. from the United States Military Academy, an M.B.A. from Harvard Business School and a J.D. from Harvard Law School.

Lyle E. Gramley	Indymac Director since January 1993
Mr. Gramley, age 81, is a director of Indymac and Indymac Bank. Mr. Gramley is a former member of the Board of Governors of the Federal Reserve System. From September 1985 through May 2002, he was employed by the Mortgage Bankers Association of America as its chief economist and as a consulting economist. During that period he also was self-employed as an economic consultant. Since June 2002, Mr. Gramley has been a Senior Economic Advisor with the Stanford Washington Research Group.

Hugh M. Grant	Indymac Director since May 2000
Mr. Grant, age 71, is a director of Indymac and Indymac Bank. Mr. Grant retired from Ernst & Young LLP in 1996, where he spent approximately 38 years (including service with Arthur Young & Company before its 1989 merger with Ernst & Whinney) where, among other things, he was Vice-Chairman and Regional Managing Partner-Western United States. He is a Director and Chairman of the Audit Committee of Tetra Tech, Inc. and is also a member of their Compensation Committee. Mr. Grant received a B.S. in Business, with distinction, from the University of Kansas.

Patrick C. Haden	Indymac Director since March 2000
Mr. Haden, age 55, is a director of Indymac and Indymac Bank. Mr. Haden has been a general partner of Riordan, Lewis & Haden, a private equity investment firm, since 1987. Mr. Haden serves on the Board of Directors of Tetra Tech, Inc. and TCW Strategic Income Fund, Inc. He serves on the Compensation Committee and the Audit Committee of Tetra Tech, Inc. and serves on the Audit Committee of TCW Strategic Income Fund, Inc.

Terrance G. Hodel	Indymac Director since July 2003
Mr. Hodel, age 65, is a director of Indymac and Indymac Bank. Mr. Hodel most recently served as Chief Executive Officer of Paymap, Inc. from 2001 to May 2003. Prior to that, Mr. Hodel held the position of President and Chief Operating Officer of North American Mortgage Company, from 1992 to 1997 when the company was acquired by Dime Bancorp, Inc. Prior to his service at North American Mortgage Company, Mr. Hodel served as President and Chief Executive Officer of IMCO Realty Services, a large mortgage banking company, from 1985 to 1992, and was President and Chief Executive Officer of Wells Fargo Mortgage Company from 1979 to 1985. Mr. Hodel serves on the Board of Trustees of Pomona College. Mr. Hodel received an M.B.A. from Stanford University.

Robert L. Hunt II	Indymac Director since November 2001
Mr. Hunt, age 57, is a director of Indymac and Indymac Bank. Mr. Hunt held the position of President and Chief Operating Officer of Coast Savings Financial, Inc. and its subsidiary, Coast Federal Bank, from 1991 to 1998 when Coast was acquired by H.F. Ahmanson & Company, the holding company for Home Savings of America. From 1998 to 2003, Mr. Hunt served as a trustee for the Coast Federal Contingent Payments Rights Litigation Trust, a publicly traded entity that was spun off by Coast Federal at the time of its acquisition. He served as Chief Financial Officer and Executive Vice President of Coast Federal Bank from 1983 to 1991. Prior to his service at Coast Federal Bank, Mr. Hunt held the position of Vice President and Controller of Fidelity Federal Savings and Loan from 1980 to 1983 and was an audit manager at the public accounting firm of KPMG Peat Marwick where he served from 1972 to 1980. Mr. Hunt is a graduate of the University of Southern California.

Lydia H. Kennard	Indymac Director since January 2007 Indymac Bank Director since May 2002
Ms. Kennard, age 53, has been a director of Indymac since January 2007. She has also been a director of Indymac Bank since May 2002. Ms. Kennard was formerly Executive Director of Los Angeles World Airports from August 1999 through November 2003 and again from October 2005 through February 2007. She also serves on the Boards of Directors of Intermec, Inc., URS Corporation and AMB Property Corporation, and is a member of the following non-profit Boards: UniHealth Foundation, University of Southern California, Polytechnic School, and the Rand Corporation. Ms. Kennard received a B.A. from Stanford University, a Masters degree from the Massachusetts Institute of Technology and a J.D. from Harvard Law School.

Senator John F. Seymour (ret.)	Indymac Director since April 2004 Indymac Bank Director since July 2000
Mr. Seymour, age 70, has been a director of Indymac since April 2004 and a director of Indymac Bank since July 2000. He served as a California State Senator from 1982 to 1991 and as a United States Senator from 1991 to 1992 as a late-term replacement for California’s newly elected Governor. Senator Seymour is a housing and governmental consultant. He was the Chief Executive Officer of the Southern California Housing Development Corporation and currently serves on the Board of Directors of Orange Coast Title Insurance. Mr. Seymour previously served on the Boards of Directors of Los Angeles Federal Savings Bank, Irvine Apartment Communities, Inco Homes and Countrywide Financial Services. He also has served the City of Anaheim, California as Mayor and as a member of the City Council. Senator Seymour was President and Chief Executive Officer of Seymour Realty and Investment Company from 1964 to 1982. He received a B.S. in Business and Finance from the University of California, Los Angeles.

Bruce G. Willison	Indymac Director since July 2005
Mr. Willison, age 59, is a director of Indymac and Indymac Bank. Mr. Willison is the former Dean and a Professor of Management of the John E. Anderson Graduate School of Management at the University of California, Los Angeles. From 1999 to 2005 he was the Dean of the John E. Anderson Graduate School of Management. He was previously the President and Chief Operating Officer of H.F. Ahmanson and Company. Prior to that Mr. Willison served as the Vice Chairman of First Interstate Bancorp. Concurrently, Mr. Willison served as the Chairman, President and Chief Executive Officer for First Interstate Bank of California. Prior to his 18 year tenure with First Interstate, Mr. Willison spent six years as a Vice President for Bank of America NT&SA. He currently serves as a corporate director for HealthNet, Inc., Move, Inc., and Sun America Inc.’s Fund Complex. He also serves on numerous community boards. Mr. Willison received a degree in Economics from the University of California, Los Angeles, and an M.B.A. in Finance from the University of Southern California. He served as a Lieutenant in the United States Navy from 1970 to 1972.

Board Recommendation:

The Board of Directors recommends that stockholders vote FOR each of the nominees. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

Board Meetings, Committees and Attendance For the Year 2007

The Board of Directors held 8 meetings, in person or by telephone, during 2007. Each Board member is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties. In 2007, seven of the Board members attended 100% of the total meetings of the Board and those Board Committees of which he or she was a member. Three Board members attended at least 90% of their meetings: two members missed a Special Board Committee meeting that was convened on an unscheduled basis while one member was unable to attend a Board meeting. It is estimated that during 2007 on average each Board member spent approximately 335 to 365 hours in Board and Committee meetings and in preparation time for those meetings. In addition to attendance at Board and Committee meetings, each member of the Board is expected to attend each Annual Meeting of Stockholders and all members of the Board attended the 2007 Annual Meeting of Stockholders.

The Committees of the Board of Directors are as follows:

Board Committee	Members	Responsibilities and Meetings Held
Audit Committee(1)	Mr. Grant, Chairman Mr. Hunt Mr. Willison	The primary purpose of this Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of Indymac’s financial statements, reports and other financial information provided by Indymac to its stockholders and others. In addition, the Committee, among other responsibilities, reviews Indymac’s compliance with legal and regulatory requirements (in concert with other committees), the independent auditor’s qualifications, performance and independence, and the performance of Indymac’s internal audit function. The Committee monitors Indymac’s audit, accounting and financial reporting processes and system of internal controls. The Committee held seven meetings in 2007.
Corporate Governance Committee	Mr. Seymour, Chairman Mr. Caldera Mr. Grant	This Committee sets guidelines for corporate governance and monitors the governance of Indymac to assure that Indymac has a “best practices” corporate governance program. Specifically the Committee reviews and recommends to the Board of Directors, among other things, nominees for election as directors at each Annual Meeting, membership of the committees of the Board and matters relating to the evaluation, performance, compensation and independence of Board members. The Committee considers candidates for the Board of Directors suggested by its members and other Board members, with input from the Chief Executive Officer. The Committee also is authorized to retain a third-party executive search firm to identify candidates for the Board of Directors from time to time. The Committee will consider candidates for the Board that are recommended by stockholders of Indymac as further discussed in “Corporate Governance”. The Committee held five meetings in 2007.
Enterprise Risk Management Committee	Mr. Hunt, Chairman Mr. Gramley Mr. Hodel	The primary purpose of this Committee is to ensure the establishment of company-wide risk management policies and strategies governing key risk factors related to capital adequacy, asset quality, management, earnings, liquidity, and sensitivity to market risk. The Committee also oversees certain regulatory matters and the Company’s relationship with external credit rating agencies. The Committee held four meetings in 2007.
Management Development and Compensation Committee	Mr. Seymour, Chairman Mr. Caldera Mr. Grant	This Committee establishes, reviews and monitors Indymac’s compensation philosophy and practices in order to assist the Board in the discharge of its responsibilities relating to (a) the fair and competitive compensation of the Chief Executive Officer and other key executives, (b) orderly succession planning related to the Chief Executive Officer and President of the Bank, (c) the employee retirement, health and welfare plans of Indymac, including overseeing management’s administration of Indymac’s defined benefit pension plan and deferred compensation plans, and (d) the creation of a corporate environment where ethical behavior is the standard. The Committee also administers Indymac’s Long-Term Incentive Plans. The Committee held seven meetings in 2007.
Qualified Legal Compliance Committee	Mr. Grant, Chairman Mr. Hunt Mr. Willison	The purpose of the QLCC is to (1) adopt written procedures for the confidential receipt, retention, and consideration of any report of evidence submitted to the QLCC by an attorney appearing and practicing before the Securities and Exchange Commission in the representation of the Corporation or its subsidiaries (the “Attorneys” and individually an “Attorney”) of a (a) material violation of federal or state securities law, (b) material breach of fiduciary duty arising under United States federal or state law, or (c) similar violation of any United States federal or state law in compliance with the requirements of Part 205 (a “Part 205 Report”), (2) review and take appropriate action with respect to any Part 205 Report, and (3) otherwise fulfill the responsibilities of a qualified legal compliance committee pursuant to Section 307 of the Sarbanes Oxley Act of 2002 and Part 205. The Committee held no meetings in 2007.
Strategy and Execution Committee	Mr. Haden, Chairman Mr. Gramley Mr. Hodel Mr. Hunt Ms. Kennard Mr. Willison	This Committee assists the Board in fulfilling its oversight responsibilities with respect to defining Indymac’s mission, vision and long-term and annual strategic and financial plan. The Committee reviews and makes recommendations to the Board regarding Indymac’s overall business foundation, financial and non-financial objectives, the scope of business in which it competes, its source of competitive advantage, and significant decisions made by the Chief Executive Officer in key strategic areas. The Committee held one meeting in 2007.

(1)	In the opinion of the Board of Directors of Indymac, all current members of the Audit Committee are independent directors as required and defined by the New York Stock Exchange (see the further discussion regarding director independence and audit committee financial experts in “Corporate Governance” and “Audit Committee Matters”).

Indymac Bank Board

Each member of the Indymac Board of Directors also serves as a director of Indymac Bank, Indymac’s principal operating subsidiary. The Indymac Bank Board of Directors also has two independent directors and one executive officer-director who do not serve on the Indymac Board of Directors. The Indymac and Indymac Bank Board of Directors meetings are held concurrently. The following are the persons who serve as directors of Indymac Bank only:

Gabrielle E. Greene	Indymac Bank Director since January 2007
Ms. Greene, age 47, is a General Partner of Rustic Canyon/Fontis Partners, a private equity fund based in Pasadena, California. Prior to joining RC/Fontis, she was Chief Financial Officer of Gluecode Software, a venture-backed open source software company, which was sold to IBM in May 2005. Previously she had been Chief Financial Officer of Crown Services, a California based consolidation of commercial contractors. Before joining Crown Services, Ms. Greene was a general partner of the Citigroup sponsored BE/Greenwich Street Equity Fund. Prior to joining BE/Greenwich Street Equity Fund in 1998, Ms. Greene was a principal of HPB Associates, a New York based hedge fund. From 1992 to 1994 Ms. Greene was the founding managing director of the Commonwealth Enterprise Fund in Boston, and from 1987 to 1992 Ms. Greene was a principal at UNC Partners in Boston, where she was responsible for private equity investments in diverse industries. Ms. Greene has more than 15 years experience in the financial services industry. She holds an MBA from Harvard Business School and a J.D. from Harvard Law School. She also serves on the boards of Bright Horizons, where she serves on the Audit Committee, and Whole Foods, where she is Chairman of the Audit Committee and a member of the Compensation Committee.

Stuart A. Gabriel	Indymac Bank Director since September 2004
Dr. Gabriel, age 54, has been Director of the Ziman Center for Real Estate at UCLA and Arden Realty Chair and Professor of Finance at the UCLA Anderson School of Management since 2007. In 2004, he was elected as President of the American Real Estate and Urban Economics Association. Dr. Gabriel serves on the editorial boards of six academic journals and has published approximately 60 articles on topics of economics and finance. He also is a Fellow of the Homer Hoyt Institute for Advanced Real Estate Studies. Dr. Gabriel serves as a consultant to numerous corporate and governmental entities and is a Director of KBS REIT. Prior to joining the USC faculty in 1990, Dr. Gabriel served on the economics staff of the Federal Reserve Board in Washington, D.C. In recent years, he also has been a Visiting Scholar at the Federal Reserve Bank of San Francisco. Dr. Gabriel received a Ph.D. in Economics from the University of California, Berkeley.

Richard H. Wohl	Indymac Bank Director since July 2005
Mr. Wohl, age 49, is President of Indymac Bank. Mr. Wohl oversees the specialty lending and new business growth and incubation areas of Indymac Bank in both its thrift and mortgage banking segments. Mr. Wohl currently serves on the Mortgage Bankers Association’s Board of Directors and is a Certified Mortgage Banker. Mr. Wohl previously served Indymac in several capacities, including as Chief Executive Officer of Indymac Mortgage Bank from February 2000 to July 2005, Chief Operating Officer in charge of various financial and administrative functions from February 1999 to February 2000, and as General Counsel and Secretary from April 1994 to February 1999. Prior to joining Indymac in April 1994, Mr. Wohl practiced as an attorney with Morrison & Foerster in Los Angeles, California where he worked in the institutional lending and corporate areas with a focus on mortgage banking. Mr. Wohl graduated with distinction from Stanford University and received a J.D. with honors from Harvard Law School, where he was an editor of the Harvard Law Review.

In addition to the Committees of the Indymac Board of Directors referenced above, the Indymac Bank Board also has a Fair Lending, Compliance, Technology & Security Committee as follows:

Board Committee	Members	Responsibilities and Meetings Held
Fair Lending, Compliance, Technology & Security Committee	Ms. Kennard, Chair Mr. Gabriel Ms. Greene Mr. Haden	The primary purpose of this Committee is to assist the Board in its oversight of the Bank’s compliance with all consumer regulatory, fair lending and compliance laws and regulations. In addition, this Committee also provides strategic oversight of Indymac Bank’s information technology and security activities. The Committee held five meetings in 2007.

Director Compensation

The following table sets forth total compensation paid to non-employee directors for 2007:

							Change in
							Pension Value
							and
		Fees					Nonqualified
		Earned or				Non-Equity	Deferred
		Paid in		Stock	Option	Incentive Plan	Compensation	All Other
		Cash		Awards	Awards	Compensation	Earnings	Compensation		Total
Name	Year	($) (1)		($) (2) (3)	($) (2) (3)	($)	($) (4)	($) (5)		($)
Louis E. Caldera	2007	$117,500		$39,710	$55,092	$—	$218	$1,000		$213,520
	2006	146,500		20,362	82,339	—	251	12,174	(6)	261,626
Lyle E. Gramley	2007	77,500		39,710	55,092	—	559	1,000		173,861
	2006	89,000		20,362	82,339	—	886	1,000		193,587
Hugh M. Grant	2007	152,500		39,710	55,092	—	—	1,000		248,302
	2006	174,167		20,362	82,339	—	—	1,000		277,868
Patrick G. Haden	2007	85,000		39,710	55,092	—	16	1,000		180,818
	2006	101,500	(7)	20,362	82,339	—	29	1,000		205,230
Terrance G. Hodel	2007	80,000		85,706	55,092	—	81	1,000		221,879
	2006	94,000		100,019	58,458	—	141	1,000		253,618
Robert L. Hunt II	2007	127,500		39,710	55,092	—	—	1,000		223,302
	2006	134,000		20,362	82,339	—	—	1,000		237,701
Lydia H. Kennard	2007	95,000		39,710	55,092	—	—	1,000		190,802
	2006	88,676	(8)	20,362	82,339	—	—	1,000		192,377
Senator John Seymour (ret)	2007	146,298		39,710	55,092	—	—	1,000		242,100
	2006	175,000		20,362	82,339	—	—	1,000		278,701
Bruce G. Willison	2007	108,000		39,710	103,552	—	114	1,000		252,376
	2006	105,833		20,362	106,918	—	88	1,000		234,201

(1)	Fee amount deferred at the election of the director to a subsequent year are included in amount reported.

(2)	Amounts reflect the amounts recognized for financial statement reporting purposes in fiscal year 2007, computed in accordance with Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“SFAS No. 123(R)”) without taking into consideration a forfeiture assumption, as required by the Securities Exchange Commission (SEC) for disclosure purposes in this Director Compensation Table. See Note 23 — Benefit Plans in Indymac’s 2007 Form 10-K for an explanation of the valuation model assumptions used. The grant date fair value for each stock and option award made to each non-employee director on March 23, 2007, and computed in accordance with SFAS No. 123(R), was $56,003 and $51,884, respectively.

(3)	As of December 31, 2007, the aggregate number of restricted stock and option awards outstanding for each director was as follows:

		Option Awards:
	Stock Awards:	Number of
	Number of	Securities
	Shares of Stock	Underlying
Name	or Units (#)	Options (#)
Louis E. Caldera	3,145	65,646
Lyle E. Gramley	3,145	60,554
Hugh M. Grant	3,145	111,190
Patrick G. Haden	3,145	111,190
Terrance G. Hodel	4,254	30,865
Robert L. Hunt II	3,145	83,418
Lydia H. Kennard	3,145	75,646
Senator John Seymour (ret)	3,145	91,190
Bruce G. Willison	3,145	32,657

(4)	Includes the above-market nonqualified deferred compensation earnings during 2007, which is the required disclosure in this Director Compensation Table. See the detailed discussion concerning the Deferred Compensation Plan, including the methodology for setting the annual rate of return, in the section captioned “Deferred Compensation Plan” on page 50 of this Proxy Statement.

(5)	Includes for each current director a $1,000 annual charitable contribution made by Indymac to a charity chosen by each director on each director’s birthday.

(6)	Includes the following: membership dues paid on behalf of Mr. Caldera to a nonprofit organization in support of Indymac Bank’s Hispanic lending initiatives, miscellaneous gifts, recreation fees and $1,000 annual charitable contribution described in footnote (5).

(7)	Includes $5,000 in fees for serving on the Fair Lending, Compliance, Technology and Security Committee of the Board of IndyMac Bank.

(8)	Reflects compensation for Ms. Kennard’s service on the Board of Indymac Bank.

For 2007, our compensation included the following for non-employee directors:

•	An annual cash retainer of $75,000;

•	An additional annual cash retainer of $20,000 for service on the Audit Committee;

•	An additional annual cash retainer of $20,000 for service during his or her term as Presiding Director;

•	A $2,500 cash fee for Committee Chairman for each Committee meeting chaired in a calendar year;

•	A $2,500 cash fee for Committee members for each Committee meeting attended (after the fourth Committee meeting attended in a calendar year);

•	A $2,500 daily fee for attendance at other qualifying board-related functions;

•	Non-qualified stock options and restricted cash or stock awards;

•	A stock ownership requirement equivalent to three times the annual cash retainer fee.

For 2007, each non-employee director received an automatic annual grant of a nonqualified stock option to purchase shares of Common Stock equal to 0.0125% of the issued and outstanding shares of such Common Stock as of the end of the preceding fiscal year (excluding treasury shares). Additionally, each non-employee director receives a number of shares of restricted common stock having a fair market value equal to the value of the above mentioned option grant, determined using the same valuation method as then used by Indymac for financial reporting.

As in the past, options and restricted stock were granted automatically on the same date that annual grants of long-term incentive awards were made to employees. Under the Director Compensation and Stock Ownership Policy, if a non-employee director is elected within six months following the annual grant date, he or she will receive options for the number of shares covered by the most recent annual director grant. If a non-employee director is elected more than six months following the most recent annual grant date, but before the next annual grant date, he or she will receive options for one-half the number of shares covered by the most recent annual director grant. The number of shares of restricted stock granted to such non-employee directors will be determined according to the value of the option grant, as described above.

Options have an exercise price equal to the fair market value of Common Stock on the date of grant, will vest on the first anniversary of the grant date, and expire on the latest date permitted under our incentive plan or earlier in the event of a non-employee director’s termination of service.

Restricted stock vests in equal annual installments over a three-year period, and any dividends on such shares will accrue and vest at the same time.

Vesting for options and restricted stock will accelerate in full upon a change in control of Indymac, a non-employee director’s death or disability, or a non-employee director’s failure to be renominated or reelected to the board after five years of service as a director, provided that the director remains on the board until his or her normal term expires. In addition, the options and restricted stock will become immediately vested in the event that a non-employee director ceases to be a director pursuant to the Board of Director’s acceptance of the non-employee director’s resignation after such director fails to receive a sufficient number of votes for re-election in accordance with the majority vote requirements in Indymac’s Bylaws.

The non-employee directors are eligible to participate in the Deferred Compensation Plan, which is discussed in detail in the section captioned “Deferred Compensation Plans” on page 50 of this Proxy Statement. In 2007, the following directors participated in the plan: Messrs. Caldera, Gramley, and Willison. Senator Seymour and Ms. Kennard were also participants in the plan. As described on page 50, the Indymac Bank Deferred Compensation Plan was frozen from future contributions in 2008 and going forward.

Refer to page 51 for a description of the Directors’ Stock Ownership guidelines. See also the description of the Director Emeritus program included in this section.

For 2008, several changes were made to our non-employee director compensation program, in consideration of the increase in time commitment, risk and complexity for directors given the recent difficulties in the mortgage industry and financial markets. These changes also reflect Indymac’s need to strengthen our ability to retain directors during this critical period of rebuilding the Company. The annual value of incentive awards will now be equal to the average cash compensation of all non-employee directors for the prior year. This amount includes the annual retainer, special retainers of committee or presiding director service, committee fees, and other fees for board-related service, but specifically excludes the value of incentive awards granted in the prior year. Based upon cash awards in 2007, this aggregate award value for non-employee directors in 2008 will equal $108,573. These incentive awards will be issued in the form of stock options and restricted cash awards as follows:

•	Stock option grants for a number of shares up to 25,000, with the remainder of the value of the incentive award (if any) to be restricted cash awards, as described below. The Company realizes that it is unlikely that a sufficient number of shares will be available to grant options near these levels in future years. Options now vest ratably over three years as to one-third of the shares granted on each anniversary of the grant date. Under the 2007 director compensation program, options vested on the first anniversary of the date of grant.

•	In lieu of restricted stock awards, non-employee directors will receive a “restricted cash award,” which is required to be deferred into our Senior Manager and Non-Employee Director Deferred Compensation Plan. Under this plan, the director may elect to invest in a cash fund, which will earn a rate of return pursuant to the provisions of the plan and be paid out in cash, or an Indymac common stock fund, which will be paid out in Indymac Common Stock. Amounts deferred under this plan will ratably vest over a three-year period. For more information regarding this plan, see page 50 below.

Director Emeritus Plan

Historically, Indymac has maintained a Director Emeritus Plan, which provides certain retiring non-employee directors with a benefit based upon length of service as a director and the level of cash compensation received as a director prior to retirement. Pursuant to the Director Compensation and Stock Ownership Policy, the Director Emeritus Plan is available only for non-employee directors who were serving on the board as of December 31, 2005, or who already were participating in the Director Emeritus Plan as of such date. Directors who wish to participate in the Director Emeritus Plan must execute a Participation Agreement that prohibits them from competing with Indymac during the benefit period.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“Ernst & Young”) as the independent auditors to audit Indymac’s consolidated financial statements for the fiscal year ending December 31, 2008. Ernst & Young has acted as the independent auditors for Indymac since 2001. This appointment is being presented to stockholders for ratification at this meeting. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider their appointment. A representative of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required for ratification.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as Indymac’s independent auditors for the fiscal year ending December 31, 2008. Proxies solicited by the Board of Directors will be so voted unless the stockholder specifies otherwise.

CORPORATE GOVERNANCE

General

Indymac adopted formal corporate governance standards in January 2002 and has a Corporate Governance Committee (the “CGC”) of the Board of Directors (the “Board”) with the primary function of setting guidelines for corporate governance and reviewing governance standards annually to ensure they incorporate recent corporate governance developments and generally meet the corporate governance needs of Indymac. Specifically, the CGC (a) assists the Board by identifying individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and for Board committee assignments, (b) recommends to the Board the Corporate Governance Guidelines, Board Committee Charters and Board Policies applicable to the Company, and (c) leads the Board in its annual review of the Board’s performance and other governance related matters.

You may obtain the Board of Directors’ Corporate Governance Philosophy and Guidelines and the charters of each of the Board’s committees, including the Audit Committee, Corporate Governance Committee, Enterprise Risk Management Committee, Management Development and Compensation Committee, Strategy and Execution Committee and Qualified Legal Compliance Committee by accessing the “Corporate Governance” subsection of the “Investors” section of www.imb.com, or by writing to Indymac’s Corporate Secretary at IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101.

As of February 27, 2008, Institutional Shareholder Services, Inc. ranked Indymac’s governance at the 100th percentile of its industry group and at the 100th percentile of the S&P 400 group.

Director Independence and Presiding Director

The Corporate Governance Committee of the Board of Directors has adopted criteria and procedures for evaluating the independence of Indymac’s directors based on the listing standards of the New York Stock Exchange, which can be found on the Company’s Web site at www.imb.com. Pursuant to these procedures, an independence review must be made when a director joins the Board, annually prior to re-election, and at any time that a director’s circumstances change such that the Committee or the Board determines that an independence assessment should be conducted. The Board undertook its annual review of director independence in January 2008. During this review, the Board considered relationships and transactions during the past three years between each director or any member of his or her immediate family and Indymac and its subsidiaries and affiliates. In addition to the transactions reported under “Certain Transactions and Business Relationships,” the Board considered the following:

•	Messrs. Grant and Haden’s positions as members of the compensation committee of a company that leased space from Indymac Bank during the first half of 2007. These positions and the lessee’s occupancy were established prior to Indymac Bank’s purchase of said space. In July 2007, Indymac Bank sold said space; and

•	Mr. Haden’s position as a partner of a company that owns a 10% interest in an investment banking firm that Indymac Bank had engaged from time to time. Mr. Haden has an indirect investment in Stephen & Partners, an investment banking firm that Indymac Bank had, in the past, engaged to assist it with assessing potential companies for Indymac Bank to acquire. Mr. Haden is, and has been for 18 years, a general partner of Riordan, Lewis & Haden (“RLH”). RLH invested in Stephens & Partners in 1998 and currently owns 10% of Stephens & Partners.

Further, the Board considered each director’s board and committee service with companies which may transact business with Indymac. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Based on the review, the Board of Directors affirmatively determined that Messrs. Caldera, Gramley, Grant, Haden, Hodel, Hunt, Seymour and Willison and Ms. Kennard, constituting all of the directors nominated for election at the Annual Meeting other than Mr. Perry, Indymac’s Chairman of the Board and Chief Executive Officer, are independent of Indymac and its management under the criteria established by the Corporate Governance Committee. Accordingly, 90% of the Board-elect consists of independent directors.

The Board of Directors’ Corporate Governance Philosophy and Guidelines require the Board to appoint presiding directors who are independent directors and shall serve as the presiding director at the Executive Sessions held during the following year. Prior to April 25, 2007, the Company rotated the role of presiding director throughout the year. Effective April 25, 2007, the Company approved the change of structure of the presiding director role to an annual term and Senator Seymour was appointed as the presiding director for the 2007-2008 term. Senator Seymour has been reappointed as presiding director for the 2008-2009 term. The Board of Directors met in Executive Session at 7 of its 8 meetings in 2007.

Communicating with the Presiding Director and the Board

You may communicate with the presiding director or the Board as a group by writing to Presiding Director, IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101. Communications to specific non-management directors may be submitted to the attention of the Corporate Secretary at the same address. The Corporate Secretary will regularly forward to the Board a summary or copies of all such correspondence that, in the opinion of the Corporate Secretary, relates to the functions of the Board or committees thereof or that she otherwise determines requires their attention. Directors may at any time request copies of any correspondence so summarized. Alternatively, a director may request that all correspondence addressed to him or her be forwarded to him or her. Concerns relating to accounting, internal controls or auditing matters may be communicated in this manner, or may be submitted via the Accounting/Audit link under the “Contact Us” section of www.imb.com. These concerns are immediately brought to the attention of Indymac’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Audit Committee Financial Experts

Pursuant to the applicable rules of the Securities and Exchange Commission, the Board undertook a review of the qualifications and expertise of the Audit Committee members in January 2008. Based on this review, the Board of Directors has determined that Messrs. Grant, Hunt and Willison, all of the members of the Audit Committee, are “audit committee financial experts,” as defined by the Securities and Exchange Commission rules.

Consideration of Stockholder Candidates and Selection Criteria

The Corporate Governance Committee will consider candidates recommended by stockholders of Indymac for nomination for election to the Board of Directors at Indymac’s Annual Meeting. A stockholder who wishes to recommend a candidate for nomination to the Board of Directors must submit such recommendation to the Corporate Secretary of Indymac in accordance with Indymac’s Bylaws, the Corporate Governance Philosophy and Guidelines, and the Policy & Guidelines on Director Candidates Recommended by Stockholders, which requires such notice be delivered to and received no later than one hundred twenty (120) days prior to the anniversary date of the mailing of the proxy statement in connection with the previous year’s annual meeting. All such recommendations will be forwarded by the Corporate Secretary to the Chairman of the Corporate Governance Committee.

All stockholder recommendations of candidates for nomination for election to Indymac’s Board must be in writing and must set forth as to each director candidate recommended the following: (1) name, age, business address and residence address of the individual; (2) the principal occupation or employment of the individual during the five-year period preceding the date of the recommendation; (3) the class and number of shares of capital stock of Indymac that are owned beneficially or of record by the individual; (4) any other information relating to the individual that would be required to be included in a proxy statement prepared in connection with the solicitation of proxies for an election of directors pursuant to applicable law and regulations; and (5) a statement of whether the individual, if elected, intends to tender, promptly following the individual’s election, an irrevocable offer of resignation as contemplated by the majority vote provisions of Indymac’s Bylaws. Certain information as to the stockholder providing the recommendation must be included, such as, the name and address of the stockholder, the class and number of shares of capital stock of Indymac which are owned beneficially or of record by the stockholder and a description of certain types of material agreements and arrangements between the stockholder and its related persons, on one hand, and the director candidate and its related persons, on the other hand. Each recommendation must be accompanied by: (i) a completed and signed questionnaire together with certain representations specified in Indymac’s Bylaws relating to the absence of certain commitments and agreements that might otherwise interfere with the candidate’s ability to carry out the duties of a director; and (ii) the written consent of each individual recommended, which must include a statement that if the individual were to be nominated and elected, the individual would serve as a director of Indymac and permission to investigate the individual for purposes of considering the individual as a director nominee.

The Corporate Governance Committee will consider prospective nominees for the Board of Directors based on the need for additional Board members to fill vacancies or to expand the size of the Board. Once the Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the stockholder making the recommendation. The Committee then evaluates the prospective nominee against the standards and qualifications set forth in Indymac’s Corporate Governance Philosophy and Guidelines, including relevant experience, industry expertise, intelligence, independence, diversity of background and outside commitments.

Stockholders may also make nominations of persons for election to the Board of Directors at the annual meeting in accordance with the Bylaws of Indymac, if the stockholder provides notice of such nomination to the Corporate Secretary (1) not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and (2) in the form required by the Bylaws of Indymac. No stockholder nominations of persons for election to the Board of Directors were received in connection with the 2008 Annual Meeting.

Code of Business Conduct and Ethics

Indymac has a Code of Business Conduct and Ethics that is applicable to all employees and officers of Indymac, including the principal executive officer, the principal financial officer and the principal accounting officer. In addition, Indymac has a Director Code of Ethics that sets forth the policy and standards concerning ethical conduct for directors of Indymac. You may obtain the Code of Business Conduct and Ethics and the Director Code of Ethics by accessing the “Corporate Governance” subsection of the “Investors” section of www.imb.com, or free of charge by writing to Indymac’s Corporate Secretary at IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101. Indymac intends to post amendments to or waivers from the Code of Business Conduct and Ethics (to the extent applicable to Indymac’s principal executive officer, principal financial officer or principal accounting officer) and the Director Code of Ethics at this location on its website.

Related Party Transactions and Business Relationships

Indymac recognizes that transactions with related persons present a heightened risk of actual or perceived conflicts of interest or improper valuation. Nevertheless, Indymac recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of Indymac and its shareholders. The SEC requires public companies to report certain related person transactions in their public reports. For the first time in 2007, the SEC required public companies to describe their policies and procedures relating to the review, approval or ratification of related person transactions. Historically, Indymac’s practices and procedures to monitor and disclose related person transactions have included:

•	The adoption of a policy requiring prior approval of loans to directors, officers, and persons residing in their household, in accordance with the requirements of Federal Reserve Board Regulation O,

•	The adoption of an Employee Code of Business Conduct and Ethics, and a Director Code of Ethics, which govern potential conflicts of interest, and

•	The use of annual questionnaires requiring directors and executive officers to report related person transactions to Indymac.

In addition, on February 27, 2007, Indymac adopted a formal, written policy which requires the Chairman of the Corporate Governance Committee to determine whether any transaction in which all of the following are present is a “related person transaction” under applicable rules and regulations:

•	Indymac or any of its subsidiaries was, is or will be a participant,

•	any director, nominee for director, executive officer, 5% shareholder, immediate family member of such persons, or company in which any of such persons is a controlling party (such as a senior officer, senior manager, partner, principal, or 5% shareholder) has or will have a direct or indirect interest, and

•	the amount involved exceeds or may exceed $120,000 individually or when aggregated with all similar transactions with such person.

Any related person or senior manager who becomes aware of a potential related person transaction is required to notify the Chief Governance Officer, who will inform the Chairman of the Corporate Governance Committee and the General Counsel’s office. If the Chairman of the Corporate Governance Committee determines that the proposed transaction would be a related person transaction, it must be pre-approved by the Corporate Governance Committee at the next regularly scheduled meeting. If it is not practicable or desirable to wait until the next meeting, the transaction may be pre-cleared by the Chairman of the Corporate Governance Committee or the Presiding Director (acting under delegated authority).

Any transaction involving the hiring of a related person, other than an independent director or an immediate family member of an independent director, to an ordinary position at Indymac for an ordinary level of compensation will not require pre-approval but will be reviewed and ratified, amended, or terminated by the Corporate Governance Committee on an annual basis. If the Chief Executive Officer or any senior manager becomes aware of a related person transaction that is pending or ongoing that has not been previously considered, reviewed or approved in accordance with the policy, the transaction will be reported to the Corporate Governance Officer, who will present it to the Chairman of the Corporate Governance Committee for consideration. If the Chairman of the Corporate Governance Committee determines that the transaction is a related person transaction, it must be presented to the Corporate Governance Committee for review and ratification, amendment or termination.

Only transactions that the Corporate Governance Committee (or the Committee Chairman or Presiding Director acting under delegated authority) determine in good faith to be in, or not inconsistent with, the best interests of Indymac and its shareholders will be pre-approved or ratified. Transactions involving extensions of credit required to be approved in accordance with Indymac’s Regulation O policy will be handled in accordance with that policy.

Mortgage Loans and Extensions of Credit

From time to time, certain directors and executive officers of Indymac and its subsidiaries, and family members of such persons, were indebted to Indymac Bank as customers in connection with mortgage loans and other extensions of credit by Indymac Bank. These transactions were in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. None of these loans have involved more than the normal risk of collectibility or presented other unfavorable features. In addition, directors, officers and employees of Indymac and its subsidiaries are entitled to receive certain discounts or waivers of fees or commissions for certain products and services offered by Indymac Bank.

Senior Officer Loans

Indymac had a special loan program for senior officers to assist them in relocating to the Pasadena area. For senior officers who are eligible for the program, Indymac will extend a second mortgage loan in an amount up to $500,000, secured by the senior officer’s home. Pursuant to the terms of the loan, no interest or principal is due unless the senior officer’s employment is terminated for any reason, at which point the interest rate is modified and interest and principal payments are calculated to ensure payment in full on the maturity date. Each loan is forgiven over a four or five year period, with 25% or 20%, as applicable, being forgiven on each of the first four or five anniversaries of the origination date. In compliance with the Sarbanes-Oxley Act of 2002, which prohibits loans from Indymac to executive officers, this loan program is no longer offered to Indymac’s executive officers. Indymac extended loans to executive officers under this program prior to the enactment of the Sarbanes-Oxley Act of 2002, and pursuant to the grandfather provisions of such law, these loans may remain outstanding (so long as they are not modified) until maturity. The total amount of loans outstanding to all senior officers under this loan program as of December 31, 2007 was $1,391,000.

Indymac also had a special loan program to assist senior officers with initiation fees for country club memberships to be used for business purposes. The loan program was discontinued in July 2002. Pursuant to the terms of the outstanding loans, the loans bear no interest and no principal is due unless the senior officer’s employment is terminated or he/she relinquishes the membership, at which point, the lesser of the value of the membership or the entire principal amount is due and payable. Indymac extended loans to executive officers under this program prior to the enactment of the Sarbanes-Oxley Act of 2002, and pursuant to the grandfather provisions of such law, these loans may remain outstanding (so long as they are not modified) until maturity. The total amount of loans outstanding to all senior officers under this loan program as of December 31, 2007, was $55,000.

The following table sets forth information concerning loans outstanding to Indymac’s executive officers under the two loan programs described above:

			Balance at	Highest Balance
Name	Loan Program	Origination Date	December 31, 2007	During 2007	Interest Rate
S. Blair Abernathy	Club Loan(1)	11/28/2000	$—	$3,600	0%
A. Scott Keys	Second Loan(2)	2/22/2002	—	30,000	4.865%
	Club Loan	6/27/2002	55,000	55,000	0%
Michelle Minier	Club Loan(1)	4/24/1998	—	39,000	0%
John D. Olinski	Club Loan(1)	12/21/2000	—	50,000	0%
Michael W. Perry	Club Loan(3)	3/24/1993	—	23,688	0%

(1)	The loan was forgiven in 2007 and reported as imputed income to the respective Executive Officer.

(2)	The loan was forgiven over a five-year period that ended in February 2007. The forgiven amount plus accrued interest was reported as imputed income to Mr. Keys.

(3)	The loan was paid off by Mr. Perry in March 2007.

Family Member Employees

During 2007, certain family members of Messrs. Perry and Sillman, and Ms. Minier and Ms. Mathoda worked for Indymac or one of its subsidiaries or affiliates as set forth in the following table. None of Mr. Perry’s or Ms. Mathoda’s family member(s) resided in his or her respective household during the year. Neither Messrs. Perry or Sillman, nor Ms. Minier or Ms. Mathoda was involved in the direct management of their respective family members. Indymac’s general policy is to hire employees based on each employee’s qualifications for the position for which the employee is considered regardless of the employee’s relationship to directors, officers or employees of Indymac and its subsidiaries and affiliates.

Additionally, Indymac compensates all employees in accordance with the compensation parameters established for each position, with increases based solely on merit.

				Incentive		Total Cash
Officer/Director	Family Member	Title	Salary	Compensation	Other	Compensation
Michael W. Perry	Bob Perry (father)(1)	Independent Inspector	$—	$—	$86,925	$86,925
	Roger Perry (brother)(2)	Lending Officer for Home Builder Division	79,167	267,454	—	346,621
	Jeanne Telvig Moe (sister-in-law)(3)	Business Development Manager for the Mortgage Professionals Group	36,000	206,047	—	242,047
	Annie Welch (cousin)	First Vice President, Operations, Home Equity Division	140,000	72,229	—	212,229
Frank M. Sillman	Michelle Minier (wife)	Executive Vice President, Chief Executive Officer, Financial Freedom	400,000	552,723	—	952,723
Michelle Minier	Frank Sillman (husband)	Executive Vice President, Chief Executive Officer, Mortgage Bank	500,000	742,712	—	1,242,712
Rayman K. Mathoda	Nikhil Shahi (brother-in-law)	Vice President, Strategic Planning	120,000	13,500	—	133,500

(1)	Mr. Perry is an independent building inspector who is hired by Indymac Bank’s Homebuilder division from time to time at standard market rates to inspect properties that secure Indymac Bank construction loans. Indymac Bank was generally reimbursed for the indicated amount through fees paid by the subject borrowers.

(2)	For 2007, Mr. Perry was one of the top producers of new loan commitments within the division.

(3)	For 2007, Ms. Moe ranked number 10 out of 982 for all Wholesale Business Development Managers, and number 2 out of 48 in her respective region.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, Indymac’s directors and executive officers are required to report their ownership of and transactions in Common Stock to the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports are also required to be supplied to Indymac. Specific dates for filing these reports have been established by the Securities and Exchange Commission, and Indymac is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during 2007. Based solely on its review of the copies of the reports prepared or received by it, Indymac believes that all such filing requirements were satisfied, except that Mr. Hymel reported a small portion of shares held directly late, as a result of an error by Indymac.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Management is responsible for Indymac’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Indymac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, but the Audit Committee is not responsible for preparing Indymac’s financial statements or auditing those financial statements, which are the responsibilities of management and the independent auditors, respectively.

The Audit Committee has reviewed with Ernst & Young LLP (“Ernst & Young”), who, as Indymac’s independent auditors, are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, Ernst & Young’s judgment as to the quality, not just the acceptability, of Indymac’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee has also discussed with Indymac’s internal auditors and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal auditors and the independent auditors (without management present) to discuss the results of their examinations, their evaluations of Indymac’s internal controls and the overall quality of Indymac’s financial reporting.

In the context of the foregoing, the Audit Committee has reviewed the audited consolidated financial statements of Indymac for the fiscal year ended December 31, 2007 with management. In connection with that review, management represented to the Audit Committee that Indymac’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has reviewed management’s report on its assessment of internal controls over financial reporting, as required under the Sarbanes-Oxley Act of 2002 and the FDIC Improvement Act of 1991. In its report, management provided a positive assertion that internal controls over financial reporting were in place and operating effectively as of December 31, 2007. The Audit Committee also has reviewed with Ernst & Young LLP its attestation report on Indymac’s internal controls over financial reporting.

The Audit Committee has discussed the consolidated financial statements with Ernst & Young and it also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the New York Stock Exchange rules relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from Ernst & Young regarding its independence from Indymac as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Ernst & Young the independence of the firm, and has considered all of the above communications as well as all audit, audit-related and non-audit services provided by Ernst & Young. In reliance upon the foregoing, the Audit Committee has determined that Ernst & Young are independent auditors with respect to Indymac within the meaning of the federal securities laws and the rules and regulations thereunder and Rule 3600T of the Public Company Accounting Oversight Board, which designates as interim independence standards Rule 101 of the American Institute of Certified Public Accountants’ Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board. In connection with Ernst & Young’s audit of Indymac’s consolidated financial statements, Indymac entered into an engagement agreement with Ernst & Young, which set forth the terms by which Ernst & Young will perform audit services for Indymac. That agreement is subject to alternative dispute resolution procedures.

All three members of the Audit Committee have been determined by the Board of Directors of Indymac to be independent directors and financial experts as more fully described in “Corporate Governance”. The oversight and other responsibilities of the Audit Committee are described in the Audit Committee Charter, which can be found in the Corporate Governance section of our website at www.imb.com.

In reliance upon the above materials and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Indymac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Audit Committee

Hugh M. Grant, Chairman
Robert L. Hunt II
Bruce G. Willison

Fees of Principal Accountants

The Audit Committee, in its capacity as a committee of the Indymac Board of Directors, is directly responsible for the appointment, compensation, retention and oversight of Indymac’s independent auditors. The Audit Committee is required to approve all engagements with the independent auditors, including both audit services and non-audit services prior to such services being rendered. The Audit Committee has delegated to the Audit Committee Chairman the ability to pre-approve non-audit service engagements with the independent auditors involving fees of up to $100,000 per engagement. Any such services pre-approved by the Chairman are to be reported at the next full Audit Committee meeting. In approving such non-audit services, the Audit Committee (or Chairman when applicable) considers whether the proposed services are prohibited under current law or regulations. The Audit Committee (or Chairman when applicable) must, in order to approve the proposed non-audit services, also be of the opinion that the proposed services, both individually and collectively with all other provided services, will not impair the independence of the independent auditors relative to the financial statement audit opinion discussed above. The Audit Committee also receives assurances from the independent auditors for every proposed engagement that the independent auditors believe that the proposed engagement is not a prohibited service under applicable laws and regulations and that the proposed service will not impair the auditors’ independence relative to their audit opinion regarding Indymac’s financial statements.

The following table sets forth the aggregate fees agreed upon with and/or billed to Indymac for the fiscal years ended December 31, 2007 and 2006 by Ernst & Young:

Type of Fee	2007	2006
Audit Fees(1)	$2,862,000	$1,496,000
Audit Related Fees(2)	2,818,000	1,135,000
Tax Fees(3)	519,000	830,000
All Other Fees(4)	9,000	10,000

(1)	Includes fees for the audit of Indymac’s annual consolidated financial statements, review of the consolidated financial statements included in Indymac’s Form 10-Qs for the fiscal year, and audit related accounting consultations.

(2)	Includes fees for mortgage compliance procedures, due diligence for mortgage securitizations and other mortgage related transactions, acquisition due diligence and other transactions, and audits of the employee benefit plan.

(3)	Includes fees relating to research and development tax credit study (considered a tax consulting engagement), earnings and profit study, state tax planning and other tax-related strategic initiatives, as well as the preparation of income tax returns and income tax advice.

(4)	Fees are for the use of Ernst & Young’s on-line research tool.

The Audit Committee is required to pre-approve all audit and non-audit services provided by the independent auditor and has considered whether the provision of the services relating to these fees is compatible with maintaining the auditors’ independence. None of the services relating to these fees were rendered pursuant to a waiver of the Committee’s pre-approval procedures. Indymac’s audit fees increased significantly in 2007 over 2006 as a result of the added complexities created by the current market environment. The increase in audit related fees is due to the fact that Ernst & Young performed the due diligence on a greater number of Indymac’s securitizations in 2007 versus 2006 and did not result in an overall increase to the Company’s expenses.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “MD&C Committee”) was created to assist the Board of Directors (the “Board”) in its responsibilities to establish, review and monitor the compensation philosophy and practices of Indymac, and its direct and indirect subsidiaries. The MD&C Committee’s goals are to:

(a)	fairly and competitively compensate the Chief Executive Officer (the “CEO”) and senior executives,

(b)	establish the incentive compensation, employee retirement, health and welfare plans of the Company,

(c)	develop and maintain an orderly succession plans for the CEO and Bank President, and

(d)	create a corporate environment where ethical behavior is the standard.

The MD&C Committee consists of three directors, each of whom the Board has determined has no material relationship with the Company and is otherwise independent under the rules of the New York Stock Exchange and Indymac’s Corporate Governance Philosophy and Guidelines. The members of the MD&C Committee are Senator John Seymour (Chair), Mr. Louis Caldera and Mr. Hugh Grant. In 2007, the MD&C Committee met seven times.

The MD&C Committee periodically reviews the Company’s philosophy regarding overall executive compensation and discusses alternate compensation approaches with the CEO as appropriate. This includes: annually reviewing data to assess the Company’s competitive position for the three components of executive compensation (base salary, annual incentives, and long-term incentives); reviewing on an alternating annual basis an external compensation analysis provided by an outside expert on compensation, which may include surveys compiled by third-party consultants and other supplemental general industry compensation information used to determine that total compensation paid to the Company’s Executive Officers is reasonable. The MD&C Committee is the ultimate authority in establishing all components of compensation for the Company’s executive officers, as provided by its charter.

The MD&C Committee is charged with negotiating the terms of the CEO’s employment agreement and approving the final terms of such agreement. In 2006, the MD&C Committee exercised this duty and negotiated a new contract with Mr. Perry effective in September 2006. In terms of the MD&C Committee’s goal for establishing fair and competitive compensation for the CEO, the specific duties and responsibilities include reviewing and approving appropriate corporate goals and objectives for the next year; evaluating the performance of the CEO in meeting the prior year’s corporate goals and objectives, considering the total compensation (including base salary, cash incentive, long-term incentive and any other compensation) paid to the CEO for the prior year and reviewing and approving the compensation paid to the CEO; and consulting with such other information it deems appropriate, which may include the value of such awards granted to other CEOs of similarly situated companies, the financial services industry and industry in general.

All compensation for Executive Officers are reviewed and approved by the MD&C Committee for compliance with Section 16 of the Securities and Exchange Act and Section 162(m) of the Internal Revenue Code and any other applicable laws and regulations. The MD&C Committee administers and makes recommendations to the Board regarding the adoption, amendment or rescission of Long-Term Incentive Plans and assures that payments under these plans are in conformance with any restrictions placed thereon by the Board and shareholders. The MD&C Committee reviews the performance of the fiduciaries who manage the retirement, health and welfare plans as defined by the Employee Retirement Security Act of 1974 (“ERISA”) sponsored by the Company and all subsidiaries and render appropriate reports to the Board. Additionally, the MD&C Committee issues a report on executive compensation for inclusion in the Company’s proxy statement. The MD&C Committee also reviews and monitors hiring, compensation and other practices in support of a diverse workforce and compliance with applicable laws and regulations, including laws regarding nondiscrimination in employment and human resource practices.

Management Development and Compensation Committee Report on Executive Compensation

Compensation for the executive officers of Indymac is administered under the direction of the Management Development and Compensation Committee of the Board of Directors, also referred to as the MD&C Committee. In fulfilling its oversight responsibilities, the MD&C Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions in the Management Development and Compensation Committee section above, the MD&C Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Proxy Statement to be filed in connection with the Company’s 2008 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

The Compensation Committee

Senator John Seymour (ret.), Chair
Louis E. Caldera
Hugh M. Grant

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section provides information regarding the compensation program in place for our principal executive officer, principal financial officer and the four most highly-compensated executive officers other than the principal executive officer and the principal financial officer, collectively considered the “named executive officers” (“NEOs”). The information presented includes, among other things, the overall objectives of our compensation plan and each element of compensation we provide.

Adhering to the guidelines issued by the Securities Exchange Commission, Indymac has identified the following six executives as the Company’s NEOs:

•	Michael W. Perry, Chairman and Chief Executive Officer, IndyMac Bancorp, Inc., by virtue of the fact that he was the Company’s only Principal Executive Officer for 2007.

•	A. Scott Keys, Executive Vice President and Chief Financial Officer, by virtue of the fact that he was the Company’s only Principal Financial Officer for 2007.

•	Richard H. Wohl, President, Indymac Bank, by virtue of the fact that he is one of the Company’s most highly compensated executives.

•	S. Blair Abernathy, Executive Vice President and head of Capital Markets, by virtue of the fact that he is one of the Company’s most highly compensated executives.

•	Frank Sillman, Executive Vice President and CEO Of Indymac Mortgage Bank, by virtue of the fact that he is one of the Company’s most highly compensated executives.

•	James R. Mahoney, Chairman, Financial Freedom, by virtue of the fact that while he was not an executive officer at the end of the year, he was an executive officer during the year and was one of the Company’s most highly compensated employees.

A Foundation of Meritocracy That Rewards Performance

We believe that a corporate culture based on a foundation of “meritocracy,” where individuals and teams are evaluated and rewarded based solely on their performance, without regard to politics, best fosters an environment of excellence and will lead to the greatest level of long-term business success for the Company. The objectives of Indymac’s compensation programs and our meritocracy culture are to attract, motivate and retain the type of executives needed to develop and execute the Company’s core strategies, which in turn should maximize the Company’s financial performance and long-term shareholder value creation.

Indymac’s compensation philosophy supports its culture of meritocracy by tying the incentive compensation of its senior managers — including NEOs — to their performance against the goals established for them. The specific goals for each of the NEOs relating to 2007 are described in more detail below.

While we adopt a highly metrics-focused approach to the design of our compensation plans, we must leave in some subjectivity to ensure the Company has flexibility to respond appropriately to unforeseen market changes. As such, we retain some flexibility in our compensation plans in order to retain, motivate and reward senior managers — including all NEOs — during severe industry downturns and market disruptions that impact the financial performance of the Company and, accordingly, the compensation of our senior managers.

Such a downturn and disruption clearly occurred with respect to the mortgage industry and Indymac in 2007. In addition, given the precipitous decline in Indymac’s stock price, our senior management team now holds a substantial number of underwater stock options and other long-term incentive awards with significantly lower value than the grant date value. For example, the value of current employee owned outstanding stock options and unvested restricted stock declined by 97% from $192 million on December 31, 2006 to $6 million on December 31, 2007. In light of these challenging conditions, in 2007 the MD&C Committee used its discretion to weigh Indymac’s pay for performance principles against the need to motivate and retain the management team to successfully adapt Indymac’s business to the new mortgage environment and to rebuild Indymac’s business and financial model. The MD&C Committee took appropriate steps to adjust/modify senior manager compensation plans, as discussed more fully below (see section titled “The Elements of Our Compensation Program”).

Principles of Compensation Design

The three principles that support our compensation philosophy are outlined below.

1.	A Predominant Portion of NEO Compensation Should Be Performance Based

Our incentive compensation program, the engine of our meritocracy, is designed to reward improvements in actual results. Shareholder value is generally created by improvement in corporate performance; therefore, our compensation plans are designed to reward improved performance by our NEOs on a year-over-year basis. Consequently, Indymac’s compensation packages do not reward the status quo. To maximize incentive compensation, NEOs are motivated to continually improve their performance.

Indymac’s compensation plans for its NEOs are structured so that the approximate composition of total compensation is one third salary, one third short-term cash incentive, and the final third in the form of long-term incentives. Since the Company’s Long-Term Incentive Programs result in a predominant portion of the NEO’s long-term incentive compensation being driven by their actual short-term cash incentive, which is performance based, a predominant portion of NEO compensation is generally performance based.

2.	A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Long-Term Incentive Awards

We believe that a substantial portion of total compensation for the NEOs should be provided in the form of long-term incentive compensation, to provide the Company retention benefits and help align the interests of our NEOs with the interests of our shareholders. This is achieved in two ways. First, the awards always have vesting provisions of these awards (generally 3 to 5 years), which yield the Company strong retention benefits. Secondly, since these awards are either in the form of equity or in the form of restricted cash which can be invested in Indymac common stock, their value is generally aligned with Indymac share performance.

3.	Our Compensation Program for NEOs Should be Fair and Enable Us to Compete for First-Rate Executive Talent

We are dedicated to creating shareholder value and believe that in order to achieve this goal we must recruit, motivate, and retain talented executives through competitive compensation packages. The competitiveness of the Company’s compensation packages is tested as the Company searches externally to fill key new and replacement senior management positions. In addition, as previously described, the Company conducts compensation benchmarking on a regular basis with an external review performed every 2 years and internal reviews performed on an ongoing basis. The most recent external compensation benchmarking analysis for the Company relative to its peers was completed in 2005 by Mercer Consulting. Mercer was engaged by the MD&C Committee to develop the peer group and to provide comparative data regarding executive compensation for 2005. Mercer was asked to assess pay levels, evaluate performance measurement system and comment on best practices in this area. The Company decided to delay its 2007 external compensation benchmarking analysis until 2008 as the 2007 analysis would have been based on 2006 proxy information, and we believe this information is no longer reflective of the current market reality.

The 2005 Mercer study found that base salaries for Indymac’s NEOs were generally at the median of those of our competitors. It also found that actual total compensation packages for Indymac’s NEOs were at approximately the 75th percentile mark of the total compensation paid by companies in our Peer Group. For the purposes of that review, total compensation included salary, short-term incentives and long-term incentives. Mercer attributed this historical compensation level relative to peers to Indymac’s superior financial performance, which exceeded the Peer Group EPS and ROE averages significantly over the benchmarking period. The Company does not target any particular percentile of its peers, but the MD&C Committee believes that previous external benchmarking results showed that Indymac’s ranking of compensation against its competitors reflected the Company’s philosophy of pay for performance. By this we mean that an executive’s total compensation should be commensurate with their absolute and relative job performance. We believe that by providing a median salary combined with significant incentive compensation upside and downside — such that a top executive could earn above or below average total compensation relative to peers for above or below average individual performance respectively — the Company can attract and retain the type of executive we wish to employ to achieve the financial goals set by the Company.

The 2005 survey is no longer used by the Company to make current compensation decisions as the information is out of date. Since external compensation benchmark data does not reflect current market reality, internal benchmarking is completed by the Company when a senior manager is eligible, recommended, or otherwise reviewed for any kind of change in compensation. For new hires, verification of current compensation serves as an external benchmark during the hiring process. Finally, internal benchmarking for the Company’s Executive Committee (EC) is also done on an annual basis, when the MD&C Committee reviews the total compensation of each EC member. This is to ensure that compensation levels and trends are in line with positions of similar responsibilities and actual job performance.

As the industry and Indymac transition through a very difficult period, the Company believes it is of paramount importance to retain and motivate its top management team in order to remain competitive in our industry. Experience has shown this can be accomplished with competitive compensation packages.

The Elements of Our Compensation Program

Each NEO has an employment agreement with the Company which documents the NEO’s compensation program and establishes a clear compensation, benefits and legal framework for the executive’s separation from the Company under various scenarios. Employment agreements for top managers are customary in our industry and are therefore a required component of each NEO’s total compensation package. The Company has a policy of offering employment agreements only to tenured, performing top managers. We believe these agreements improve manager morale and commitment to the Company and are viewed by managers as an expression of confidence in their performance and future with the Company. Additionally, the termination framework established by our employment agreements benefits the Company by enabling more expedient and less contentious termination decisions where considered appropriate. This section describes the elements of our compensation program for NEOs, together with a discussion of various matters relating to those elements, including the reasons the MD&C Committee chooses to include the elements in the compensation program. The elements are:

•	Salary

•	Short-term cash incentive

•	Long-term incentive

•	Perquisites

•	Pension plan (currently frozen) and 401(K)

•	Post-termination compensation

Section 162(m) of the Internal Revenue Code limits the corporate deduction for NEOs’ annual compensation to $1 million, unless the amount by which such compensation exceeds the $1 million threshold is based upon performance goals that are subject to MD&C Committee and shareholder approval (“performance-based compensation”). The MD&C Committee’s policy on deductibility is generally to develop compensation plans that provide for the payment of compensation that is tax deductible to Indymac, while recognizing that the legitimate interests of Indymac and its shareholders may at times be better served by compensation arrangements that may not be fully deductible. Additionally, NEO annual incentive plans are subject to MD&C Committee approval within the first calendar quarter of the service year.

The following paragraphs provide an overview of each element of our compensation program.

Salary

The base salary for each of the NEOs is initially stipulated in the individual employment agreement for each executive, providing the NEO some fixed and liquid compensation which is necessary to attract and retain the executives. It is subject to review during the year due to a change in position or responsibilities. Any increase in base salary for an NEO must be approved by the CEO and MD&C Committee. At the time that each of the employment agreements was entered into, the MD&C Committee established initial base salaries in consideration of the NEO’s position with the Company, the responsibilities associated with that position, the NEO’s experience, prior performance with the Company, expertise, and general market factors relating to retention and providing a competitive compensation package. Annual increases in salary, if any, are based principally upon the MD&C’s consideration of past performance, changes in position and responsibilities, general market factors relating to retention and providing competitive package, and the CEO’s recommendation (except with respect to his own salary).

Indymac’s compensation plans for NEOs for 2007 were structured so that approximate proportions of total compensation would be as follows: one third salary, one third short-term cash incentive, and the final third in the form of long-term incentives. Since performance based incentives for 2007 were significantly reduced (as discussed in detail later in this proxy), which resulted in total compensation reductions relative to targeted levels, salary, as a percentage of total compensation, has therefore increased in 2007.

Short-Term Cash Incentive Plan

Short-term cash incentives are based on the achievement of short-term goals specified in each individual NEO’s performance-based incentive plan which the MD&C Committee believes yields the Company and provides the NEO the strongest short-term performance motivation consistent with the Company’s short and long-term financial objectives.

Each NEO must have a written incentive plan specifying his/her goals, which have been approved by the CEO and the MD&C Committee. Each goal must be to either improve upon a performance measure or to achieve an objective measure or milestone.

Generally speaking, short-term cash incentives based on achieving metric-related goals are calculated by multiplying a performance payout factor, or set of weighted performance factors, times the NEO’s Cash Incentive Basis, which is either formulaic, per his employment agreement, or otherwise representative of incentive payments made in the prior calendar year. Since we believe compensation improvement is driven by performance improvement, it is Indymac’s common practice to set a senior manager’s Incentive Basis at his/her prior year incentive payout, unless formulaically stipulated in the employment agreement. In order for the NEO to receive a 100 percent payout factor, we generally expect improvement relative to performance from the prior year specified for each of the stated metrics of the NEO’s Short-Term Cash Incentive Plan; this expectation can vary, based on market conditions and industry and peer performance. For those NEOs whose responsibilities include new business incubation or business turnaround, their actual performance is measured against an approved plan. Payout ratios generally range from zero percent to 150 percent of the Incentive Basis.

Long-Term Incentive Plans and Equity Compensation

Long-Term Cash Incentives (LTI) are awarded formulaically based on short-term compensation, i.e., short-term performance. Since these awards vest over time, this component generally yields the Company strong retention benefits. It is equally important to note that the worth of these long-term awards, when granted as or invested in equity, is directly linked with the long-term performance of Indymac, providing the NEO a sustained long-term performance motivation and yielding the Company strong alignment to shareholder value.

Indymac has two Long-Term Incentive Programs for its NEOs, the Senior Manager Long-Term Incentive Plan and the Executive Committee Long-Term Incentive Plan. These programs operate under our 2002 Incentive Plan, which was approved by shareholders. Awards of both plans are formulaic and based on compensation provided through salary and short-term cash incentives.

In 2007, the Company modified the Long-Term Incentive Program due to concerns regarding the equity burn rate. Previously, in conjunction with an amendment to Indymac’s 2002 Incentive Plan to add an additional 5.2 million shares, the Company made a commitment to its shareholders that it would not exceed an average equity grant burn rate of 2.46 percent by the end of three years (2006 through 2008). This commitment was required by a shareholder advisory service to gain their recommendation for a positive vote — key to ensuring shareholder approval — for the amendment. The burn rate is defined as the number of equivalent shares granted per year divided by the total common shares outstanding at the end of each year. Under the previous equity compensation granting practices, the burn rate was 3.08 percent for 2005, and through managing the mix of equity grants and changes to our equity policy as described below, declined to 2.38 percent for 2006 and 2007 on average.

Senior Manager Long-Term Incentive Plan

Indymac senior managers, including the NEOs, are eligible to participate in the Company’s Senior Manager Long-Term Incentive Plan. Historically, the plan provided stock options and/or restricted stock annually in an amount equal to 25 percent of the combined total of the individual executive’s salary and short-term cash incentive that was earned in the respective year. Generally, the stock options granted under this program vested ratably over a three-year period, and restricted stock granted under this program vested 100 percent at the end of a three-year period.

Prior to 2007, the Senior Manager equity grant accounted for approximately 30 percent of the annual burn rate and was the highest contributor to the burn rate. Given these circumstances, a modified Long-Term Incentive Program for Senior Managers was implemented in 2007. This program is intended to retain a tie to shareholder value creation, while moving to a cash-based program in order to reduce potential dilution and the equity burn rate.

The revisions to the Senior Manager Long-Term Incentive Plan are neutral from an economic standpoint for Senior Managers. Under the new program Senior Managers still receive a long-term incentive award valued at 25 percent of their earned base salary and short-term cash incentive for the respective year. However, rather than receiving restricted stock or stock options, which have historically vested at the end of three years, the award is made in restricted cash and may only be invested in an interest-bearing cash account or in an Indymac common stock fund.

Executive Committee Long-Term Incentive Plan

Due to their elevated levels of responsibility, Executive Committee members, including the NEOs, are also eligible to participate in an additional long-term incentive award, in the form of restricted cash or stock options, as determined by the MD&C Committee, valued at 50 percent of the amount of their short-term cash incentive for the respective year. As the Executive Committee Long-Term Incentive Plan is based solely on the short-term cash incentive, it is automatically leveraged against the executive’s improvement in performance over prior periods. Restricted cash or stock options granted under this plan have historically vested ratably over a three-year period.

A cap is also placed on this award so that it will not exceed 75% of the two-year prior cash incentive award in value. As a result of the plan design and 75% cap, poor performance in one year will result in a reduced long-term incentive grant in the following year. The 75% cap is designed as a key control for the Company to avoid large long-term incentive grants in the event that an executive has a particularly high cash incentive award due to exceptional performance in a previous year.

Long-term Incentive Grant Practice

The target annual long-term incentive award grant date will be set at March 15th of the following year. On March 15th (or the first business day thereafter, if March 15th falls on a weekend) the MD&C Committee will meet to approve the annual grant, taking into consideration the stock fair market value on that date relative to recent trends, as well as other relevant factors (e.g., the industry and market environment trends). The Committee may decide, based on their judgment and discretion to approve or postpone their approval until a future meeting date where the above process will be repeated. The annual grant must be approved and made no later than the day the quarterly blackout period begins for Q1 of that year.

On the grant date, the MD&C Committee will meet to review and approve the equity grant values and number of shares to be distributed. Option value, option strike price and stock fair-market value are set on the grant date, as required by Indymac’s shareholder-approved incentive plans.

In 2007, the Committee exercised its discretion in determining the grant date. On the target grant date (March 15th), the Committee Chair reviewed the stock and option fair market values vs. trailing 90 day averages and +/-10% of trailing 90 day averages, and also considered other items that might be considered material non-public information. Since the company had issued a press release on March 15th with content that might be viewed as positive by investors, the Chair decided to delay the grant to conservatively allow time between the press release and the actual grant (i.e., to ensure the grant was made when there was no material non-public information). Shortly thereafter, the company conservatively decided to close the trading window for key insiders until another matter was either determined to be material non-public information and disclosed to the public or otherwise resolved and deemed not to be material non-public information. On March 22nd, the matter mentioned above was determined (in consultation with outside counsel) not to be material non-public information. As a result, the company decided to re-open the trading window for key insiders as of March 23rd. Given the re-opening of the trading window, and pursuant to the Committee’s discretion to consider a market adjustment if the stock/option fair market value on grant date are above, or in this case below 90% of the trailing 90 day average values, the grant was made on March 23.

Perquisites

Indymac provides or pays for various perquisites for its NEOs. These perquisites can include financial planning services, memberships in social and professional clubs, car allowances, executive medical programs and gross up payments equal to the taxes payable on certain perquisites. The perquisites provided by Indymac are also provided by many of our peer companies to their NEOs and therefore provide the Company valuable attraction and retention benefits.

The MD&C Committee feels the use of professional and social clubs furthers the Company’s interests by creating opportunities for professional networking and exposure to new ideas. Additionally, the visibility provided by these venues for our NEOs raises the Company’s profile in the communities where we do business, which we believe is in our shareholders’ best interests.

Generally, the MD&C Committee believes the perquisites it provides to its NEOs are minimal and in the best interests of its shareholders. It is the Company’s policy to disclose all perquisites provided to NEOs regardless of whether they meet the SEC’s minimum threshold for disclosure of $10,000.

Defined Benefit Pension Plan and 401(K)

The Company’s Defined Benefit Pension Plan was frozen to new participants on January 1, 2003, and its benefits were frozen as of May 31, 2007. Employees hired prior to January 1, 2003, with one or more years of service, are entitled to annual pension benefits beginning at normal retirement age (65 years of age) equal to a formula approximating 0.9% of average compensation multiplied by credited service (not in excess of 35 years), subject to a vesting requirement of five years of service. Participants can also become vested upon attainment of Normal Retirement Age while still employed by the Company on such date or termination of employment (other than a termination for cause) within two years following a change in control of the Company, as defined in the Plan. Compensation for benefit computation purposes is limited under the Code to $220,000 for Plan Year 2007. As of December 31, 2006, Messrs. Perry, Wohl, Abernathy, Sillman, and Keys are eligible for this benefit.

The Company has always offered and continues to offer a 401(k) plan, and has historically provided a corporate match of up to 3 percent for all its employees (see below for recent changes made to this match). This 401(k) plan is the primary retirement benefit offered by the Company to its employees.

Post-Termination Compensation

The employment agreements between Indymac and its NEOs have severance provisions for certain terminations or a termination in conjunction with a change of control. These provisions provide payments and other benefits if the NEO’s employment is terminated for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the employment agreements. We have also entered into transitional compensation agreements with each of our NEOs upon a qualifying event or circumstance after there has been a “Change-in-Control” (as defined in the agreements) of the Company. Additional information including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2007, is found under the heading “Potential Payments Upon Termination or Change in Control” on page 63 of this Proxy Statement.

Pursuant to agreements with directors or employment agreements with officers and directors, Indymac may make severance payments to a director who is not re-elected or to any officer or employee who is terminated. Such payments may require regulatory approval under certain conditions.

The MD&C Committee believes that severance benefits play a valuable role in attracting and retaining key executive officers, particularly in the context of a change in control transaction. At the time that each of the employment agreements was entered into, the MD&C Committee established severance benefits in consideration of the NEO’s position with the Company, compensation, and general market trends. The Company considers these benefits to be appropriate and consistent with competitive practices.

Impact of the Current Market Downturn and Disruption on Executive Compensation and Actions Taken by Indymac in Response

The variable elements of our compensation program have consistently been based on rewarding improved performance. However, given the severe mortgage industry downturn and market disruption that occurred in 2007, performance improvement was clearly not possible for Indymac this year, with the result that most senior managers’ incentive compensation would have been zero based on a strict adherence to the Short-Term Cash Incentive Plans. Senior managers have customized, individual incentive plans, which are either objective goal/milestone-based or performance metrics-based. Incentive payouts are determined by performance against the goals or metrics set in individual incentive plans. For goal-based plans, there is an “earnings per share (EPS) wrap” that scales the payout up when Indymac is more profitable and down when Indymac is less — or not — profitable. Metrics-based plans generally do not have EPS wraps, as these plans are directly tied to metrics that roll up to profits and EPS. With respect to 2007, Indymac recorded a loss, such that actual bonuses “earned” were zero in most cases. As long-term incentive and equity compensation is generally determined as a percentage of salary or short-term cash incentive compensation earned, these awards would generally have been significantly reduced or zero, as well. However, the MD&C Committee decided, in order to retain and motivate the Company’s management team during the severe industry downturn and market disruption that occurred, to pay bonuses for senior managers on goal-based plans based on a discretionary 50% EPS wrap and for senior managers with metrics-based plans at a minimum of 50% of their target. This action resulted in long-term incentive awards for senior managers generally being reduced 20 to 40%, as well. The CEO did not participate in this discretionary plan and received zero bonus for 2007. The specific impact on all NEOs is discussed below.

In our drive to return Indymac to profitability as quickly as possible, we have taken a number of cost cutting measures that impact the compensation of the management team:

•	We instituted a 5% base salary cut effective March 1, 2008 for all employees with base salaries of greater than $100,000 per year who received a 2007 cash incentive (bonus) or who are forecasted to receive a cash bonus for 2008. The base salary cut impacts roughly 425 employees, or 6% of Indymac’s total workforce, and we forecast that this action will save Indymac roughly $2.8 million in 2008.

•	We cut back further on senior manager and manager short-term cash incentives for 2008, generally fixing payouts at 75% of the level that was paid out for 2007 (which were generally at 50% of the level that was paid out for 2006), subject to performance for individuals being deemed to be at a satisfactory level. This action will impact roughly 900 people at Indymac, or 12% of our total workforce, and we estimate will save Indymac roughly $9 million in 2008.

•	We suspended the Company’s 401(k) Plan matching contributions effective March 1, 2008. This action will save Indymac roughly $5.8 million in 2008.

•	Effective May 31, 2007, we froze our pension plan such that no additional benefits will be accrued under this plan. Benefits already accrued are protected under federal laws and will be paid out to plan participants as scheduled when they retire. Freezing the pension plan resulted in a $10.3 million one-time gain and a roughly $6.75 million expense avoidance in 2007 and annually going forward.

•	With respect to long-term incentive compensation, these grants provide a significant percentage of the total compensation for senior managers but only roughly 3% of total compensation for non-senior managers. Therefore, we eliminated long-term incentives for non-senior managers, and this action will save Indymac roughly $2.6 million in 2008.

•	We also decided to extend the vesting period for the 2007 long-term incentive grant to senior managers (to be awarded in March 2008) from three years (cliff vesting) to five years (ratable vesting). Extending the vesting period will save Indymac an estimated $1.7 million per year.

•	We carefully scrutinized our senior manager ranks and have pared that group down to better reflect Indymac’s new production volume, business model and priorities, as well as the go-forward roles and responsibilities of the individuals in the group. As a result, we have reduced our Executive Committee (Indymac’s highest decision making council below the board level) by 12 percent from 26 to 23 members and have reduced our total senior management team size by 25% from 116 to 87 members through a combination of departures and title/status changes.

These cost-cutting actions are in addition to other significant cost-saving measures, including most recently the approximately 26% reduction in our global work force discussed with investors in February 2008. While these measures are important to returning Indymac to profitability and consistent with our objective of being “the” low cost provider in the mortgage business, the MD&C Committee wants to make sure Indymac properly motivates and rewards the senior management team, as it believes that these executives are the key drivers of the Company’s turnaround and future success. Therefore, the MD&C Committee took action with respect to long-term equity incentive grants as discussed below.

Long-Term Equity Incentive Grants

Long-term equity incentive grants have traditionally formed a significant portion (20-40%) of total compensation for the Company’s senior managers and Executive Committee members. The significant decline in the trading price of the Company’s common stock in 2007 has resulted in a loss of nearly all of the value of the long-term equity incentive grants made to the Company’s employees, with 100% of outstanding options having exercise prices in excess of the trading price of the Company common stock as of February 29, 2008. This very substantial loss of value presents significant challenges as the Company seeks to retain its key senior managers to achieve a financial turnaround and return to profitability based on the Company’s new production model. In an effort to address these retention challenges in a cost effective manner, in conjunction with the larger compensation and benefits cost-saving initiatives described above, the MD&C Committee approved special retention grants of stock options to acquire an aggregate of approximately 2.1 million shares of Company common stock to a total of 111 Executive Committee members, Senior Managers and non-senior managers in critical roles. These options vest ratably over five years, subject to the holders’ continued employment with the Company through that date, although partial to full vesting is accelerated on a termination of employment due to death, disability or by the Company without cause and upon a change of control of the Company. The Chairman and Chief Executive Officer, the President, the Chairman of Financial Freedom and non-employee members of the board of directors of the Company did not receive grants under this program. The special retention grant will result in the Company’s three-year average equity grant burn rate as of December 31, 2008 increasing from its current level.

Details of 2007 NEO Compensation

The following paragraphs present the details of 2007 compensation for each NEO.

Michael W. Perry

As the Company’s Chairman and Chief Executive Officer, Mr. Perry is responsible for the overall direction and administration of all programs and services provided by the Company and for ensuring that all aspects of the Company’s activities are conducted commensurate with the best interests of shareholders, customers, employees, and other key stakeholders. His responsibilities include: (i) setting the strategic vision and establishing a strategic, financial and risk management plan for the Company, (ii) recruiting and retaining a senior management team which has the talent and experience to execute the plan, (iii) monitoring the Company’s execution, financial and operating performance, (iv) adapting the Company’s strategic and execution plans based on Company performance and conditions in the mortgage market and U.S. economy, and (v) managing all key activities related to Indymac’s being a public corporation. He reports to the Board of Directors as the highest ranking official of the Company. Based on his broad responsibilities, Mr. Perry is the only Named Executive Officer of the Company whose short-term cash incentive compensation is based solely on the year over year EPS growth rate of the company.

Mr. Perry’s responsibilities, as described above, are significantly broader than any other Named Executive Officer at the Company. In determining his compensation package, in 2006, the Management Development and Compensation Committee asked Mercer, its independent compensation consultant, to review Mr. Perry’s compensation and to make a recommendation based upon the Company’s overall pay philosophy. Mercer provided the committee with peer group comparison data which indicated that a difference in pay generally exists between the CEO position and the other top executives in our industry. After reviewing this data and Mercer’s recommendation, the Company established Mr. Perry’s compensation package based upon his duties and responsibilities with the Company. Consideration also was given to his tenure in the role and his experience in the mortgage industry.

At Mr. Perry’s request, his salary has been capped at $1,000,000. Accordingly, it is fully deductible under Section 162(m) of the U.S. tax code. He received a zero 2007 short-term cash incentive payout, as determined by his entirely metric-based performance plan, which used Indymac’s 2007 EPS relative to that of 2006 as the single performance measure. Mr. Perry’s incentive basis was set at 1% of Indymac’s prior year income, in accordance with his employment agreement; therefore, his 2007 incentive basis was $3.42 million (1% of Indymac’s $342 million 2006 Net Income). The percentage of his incentive basis to be received was determined by the performance matrix shown in the table below:

2007 EPS growth relative to	Short Term Incentive
2006 EPS	% of Incentive Basis
>=17%	125%
15%	100%
13%	75%
10%	50%
5%	25%
<5%	0%

Since Indymac’s EPS did not grow greater than 5% from 2006 to 2007, the resultant percentage of Incentive Basis earned was 0%, yielding a $0.00 short-term cash incentive payout.

Consistent with the long-term incentive practices discussed above and as required by Mr. Perry’s contract, Mr. Perry would have received a Senior Manager LTI restricted cash award, valued at 25% of his salary plus short-term cash incentive, equaling $250,000. However, given the Company’s 2007 performance, Mr. Perry declined to receive this award.

Richard H. Wohl

Mr. Wohl received $750,000 in salary for 2007, representing no increase from that of 2006. He received a $273,188 short-term cash incentive payout.

His metric-based performance plan used Net Income and ROE of the Indymac Bank businesses for which he was responsible in 2007 (Mortgage Professional, Consumer Direct & Retention, HELOC, Consumer Construction, and Subdivision Construction channels, and Servicing Operations and deposit gathering in the Retail Bank branches and call center) as performance measures. While we believe that EPS is the most representative compensation performance measure in alignment with Indymac performance for the entire company, this measure is problematic for individual business units with respect to the allocation of shares. Therefore, we believe that the combined use of Net Income and ROE as performance measures best aligns with performance of business segments. The use of these measures also applies to Messrs. Sillman and Abernathy discussed below.

Mr. Wohl’s incentive basis was set at his prior year incentive payout, which was $546,375. The percentage of his incentive basis earned was determined by the performance matrix shown in the table below:

Net Income	Short Term Incentive
% Improvement	% of Incentive Basis
large improvement — 20% or greater	125%
solid improvement — 10 to 20%	100%
small improvement — 0 to 10%	90%
flat to small decrease — 0 to -20%	75%
decrease — -20 to -35%	50%
significant decrease	0%

This result was then multiplied by an ROE performance factor, determined by comparing his business’ 2007 ROE against their 2006 ROE and a predefined threshold ROE. This ROE performance factor ranged from 50% to 125%. Based upon the significant decrease in Bank 2007 Net Income, the resultant percentage of Incentive Basis earned was 0%. However, as indicated in the Elements discussion above, Mr. Wohl’s actual short-term incentive was paid at the discretionary 50% of incentive basis, $273,188.

Mr. Wohl received an upfront stock option grant at the beginning of his employment agreement, effective from November 1, 2002 through December 31, 2007. Under that agreement, he was not eligible for the already described standard LTI awards.

As discussed earlier, it is the Company’s practice to provide employment agreements to its senior management. Since Mr. Wohl’s previous employment agreement would have terminated at the end of 2007, his employment agreement was restated and amended. As President of Indymac Bank, Mr. Wohl’s new agreement generally parallels that of Mr. Perry’s, although his salary is at a 75% level and his incentive compensation is at a 50% level relative to that of the CEO. Pursuant to his new agreement, he will become eligible for LTI awards beginning with 2008 earned, 2009 granted awards.

S. Blair Abernathy

Mr. Abernathy received $627,000 in salary for 2007, representing no increase from that of 2006. He received a $296,316 short-term cash incentive payout. His metric-based performance plan used Net Income and ROE of the Specialty Products businesses for which he was responsible in 2007 (Consumer Construction, HELOC, and Home Builder) as performance measures. Mr. Abernathy’s incentive basis was set at his prior year incentive payout, which was $592,631. The percentage of his incentive basis earned was determined by the performance matrix shown in the table below:

Net Income	Short Term Incentive
% Improvement	% of Incentive Basis
large improvement — 20% or greater	125%
solid improvement — 10 to 20%	100%
small improvement — 0 to 10%	90%
flat to small decrease — 0 to -20%	75%
decrease — -20 to -35%	50%
significant decrease	0%

This result was then multiplied by an ROE performance factor, determined by comparing his business’ 2007 ROE against their 2006 ROE and a predefined threshold ROE. This ROE performance factor ranged from 50% to 125%. Based upon the significant decrease in Specialty Business 2007 Net Income, the resultant percentage of Incentive Basis earned was 0%. However, as indicated in the Elements discussion above, Mr. Abernathy’s actual STI was paid at the discretionary 50% of incentive basis, $296,316.

Consistent with the LTI practice previously described, Mr. Abernathy received a Senior Manager LTI restricted cash award, valued at 25% of his salary plus short-term cash incentive, equaling $230,829, plus an Executive Committee LTI restricted cash award, valued at 50% of his short-term cash incentive, equaling $148,158, each of which vest over 5 years and may be invested via the Senior Manager and Non-Employee Director Deferred Compensation Plan in Indymac Common stock or in an interest bearing cash account.

Frank Sillman

Mr. Sillman received $500,000 in salary for 2007. He received a $352,978 short-term cash incentive payout. His metric-based performance plan used Net Income and ROE of the Mortgage Professionals channel and the Net Income of the Retail Lending Group (RLG), businesses for which he was responsible in 2007. Mr. Sillman’s incentive basis was set at his prior year incentive payout, which was $705,956. 80% of his incentive was based on the Mortgage Professionals business, while 20% was based on the new RLG business. The percentage of his incentive basis earned for the Mortgage Professionals business was determined by the performance matrix shown in the table below:

Net Income	Short Term Incentive
% Improvement	% of Incentive Basis
large improvement — 20% or greater	125%
solid improvement — 10 to 20%	100%
small improvement — 0 to 10%	90%
flat to small decrease — 0 to -20%	75%
decrease — -20 to -35%	50%
significant decrease	0%

This result was then multiplied by an ROE performance factor, determined by comparing his business’ 2007 ROE against their 2006 ROE and a predefined threshold ROE. This ROE performance factor ranged from 50% to 125%. Based upon the significant decrease in the Mortgage Professionals channel’s 2007 Net Income, the resultant percentage of Incentive Basis earned was 0%.

The percentage of his incentive basis earned for the new Retail Lending Group business was determined by the performance matrix shown in the table below:

Retail Lending	Short Term Incentive
Group Net Income	% of Incentive Basis
<=$0	0%
>$0	50%
>$1,000,000	75%
>$2,000,000	100%
>$3,500,000	150%
>$5,000,000	200%

Based upon the loss incurred in the Retail Lending Group, the resultant percentage of Incentive Basis earned was 0%. However, as indicated in the Elements discussion above, Mr. Sillman’s actual STI was paid at the discretionary 50% of incentive basis, $352,978.

Mr. Sillman received a salary increase in 2007 in recognition of his additional job responsibilities. Throughout 2006, his primary focus was the wholesale mortgage professional channel. In 2007, he took on the responsibilities of developing a new retail channel.

Consistent with the LTI practice previously described, Mr. Sillman received a Senior Manager LTI restricted cash award, valued at 25% of his salary plus short-term cash incentive, equaling $213,245, plus an Executive Committee LTI restricted cash award, valued at 50% of his short-term cash incentive, equaling $176,489, each of which vest over 5 years and may be invested via the Senior Manager and Non-Employee Director Deferred Compensation Plan in Indymac Common stock or remain in an interest bearing cash account.

A. Scott Keys

Mr. Keys received $542,875 in salary for 2007. He received a $312,500 short-term cash incentive payout, pursuant to his incentive plan which used the Corporate Accounting, Investor Relations and Treasury groups’ expenses, areas for which he was responsible in 2007, as the performance measure. As the Company’s Chief Financial Officer, Mr. Keys’ incentive plan also included attainment of milestone goals, weighted at 75%, as his position is one of administration, not revenue generation. Those goals included:

(1) Provide leadership and innovation to capital and funding activities and focus efforts on Treasury and Corporate Finance initiatives of high immediate value;

(2) Ensure continued “Best in Class” financial disclosure and maintain existing environment of strong internal financial reporting controls given current cost realities; and

(3) Provide strong support to the CEO and Corporate Investor Relations activities.

Mr. Keys’ incentive basis was set at his prior year incentive basis, which was $250,000. Attainment of these goals is measured largely on a subjective basis by the MD&C Committee, following a recommendation by the CEO.

The percentage of his incentive basis earned for the expense component was determined by the performance matrix shown in the table below:

Short Term Incentive
% Cost Reduction	% of Incentive Basis
large reduction — 20% or greater	125%
solid reduction — 10 to 20%	100%
small reduction — 0 to 10%	90%
flat to small increase — 0 to -20%	75%
increase — -20 to -35%	50%
significant increase	0%

Based upon the small increase in 2007 expense, the resultant percentage of incentive basis earned on this component was 75%. Given the challenging market and financial environment in 2007, the CEO and MD&C Committee approved a discretionary adjustment increasing the payout on this component to 100%. The CEO and MD&C Committee determined that Mr. Keys had fully attained his milestones goals, yielding a 100% percentage of Incentive Basis earned on this component. Mr. Keys also received a supplemental bonus of $62,500 for successfully completing a $500 million Preferred Stock transaction during the first half of 2007.

Mr. Keys received a salary increase in 2007 for retention purposes given his strong historical performance as CFO and the key role he plays, particularly related to capital raising and management, both critically important for Indymac during this market transition period.

Consistent with the LTI practice previously described, Mr. Keys received a Senior Manager LTI restricted cash award, valued at 25% of his salary plus short-term cash incentive, equaling $213,844, plus an Executive Committee LTI restricted cash award, valued at 50% of his short-term cash incentive, equaling $156,250. Both of these awards were granted in March 2008, with immediate vesting approved by the CEO and MD&C Committee on a discretionary basis.

James R. Mahoney

Per the terms of the Mr. Mahoney’s current employment agreement, he served as Chairman of Financial Freedom and Special Advisor to the CEO. In this position, Mr. Mahoney’s attention has shifted from the day-to-day operations to the vision and overall strategy of Financial Freedom and to representing Financial Freedom on reverse mortgage industry issues. Pursuant to this change in responsibility, he was removed from Indymac’s Section 16 Officer list during 2007.

For 2007, Mr. Mahoney’s salary was based on an annual amount of $1,500,000 for the first half of the year and then reduced to $1,250,000 for the second half. His salary will be further reduced to $1,000,000 mid-year 2008, with a final reduction to $500,000 mid-year 2009 consistent with his declining responsibilities outlined in his employment agreement. Also pursuant to his agreement, he was neither eligible for any short-term cash incentive award nor any long-term incentive award.

Other Items

Deferred Compensation Plans

Indymac has two deferred compensation plans as discussed below:

The Indymac Bank, F.S.B. Deferred Compensation Plan

During fiscal year 2007, NEOs of Indymac and Indymac Bank were eligible to participate in Indymac’s Deferred Compensation Plan (“DCP”). Under the DCP, participants were allowed to defer up to 25 percent of base salary and up to 100 percent of total short-term cash incentives and/or commissions.

Under the DCP, participants may choose a short-term payout, a retirement payout, with either a lump sum paid out at retirement, or annual payments over five, ten, 15 or 20 years following retirement. This initial election is irrevocable. However, under IRS code, participants may elect, at least one year prior to the scheduled distribution, to further defer the payment at least five years following the original payment date elected.

For fiscal year 2007, the DCP provided a return of 6.04 percent. The rate of return provided by the DCP is reset by the MD&C Committee on an annual basis and is based on an estimate of Indymac’s funding cost for long-term senior unsecured debt. This rate was calculated by adding the current Treasury yield and the corresponding financial spread to Treasury based on the debt rating. The Nonqualified Deferred Compensation Earnings amount included in the Summary Compensation Table of this Proxy Statement represents the earnings for each named executive officer “above market” as defined by the SEC. The above-market amount is the incremental earnings over 120 percent of the applicable federal rate. For fiscal year 2007, that rate was calculated as 5.93 percent. Eligible participants included the top 5 percent of the most highly compensated employees of Indymac Bank and its subsidiaries and affiliates, including all senior vice presidents and above and the directors of Indymac and Indymac Bank.

This benefit is provided to allow our employees to defer the obligation to pay taxes on certain elements of their compensation. In conjunction with the actions taken by Indymac in response to the current market downturn as described above, Indymac froze the DCP to future contributions in 2008 and going forward. Balances in the DCP will continue to earn a rate of return based on the annual rate set by the MD&C Committee. However, for 2008 and going forward, this rate is based on the Indymac 1-year CD rate at the time the DCP rate of return is approved, which rate is generally lower than the rate set using the Committee’s prior methodology. Related to these changes, as permitted under IRS Code Section 409A, in December 2007 Indymac provided all active DCP plan participants with an opportunity to elect to accelerate the payout of their previously elected future distributions into 2008 or later, with the 2008 payout set for July 2008, if elected. This opportunity yielded an 83% payout of the total DCP balance in 2008, with 17% remaining in the DCP to 2009 or later. Indymac also amended the DCP in 2007 to allow active participants to invest their balances in Indymac common stock, or they could elect to keep the balances in cash and earn the rate of return as described above. In February 2008, the active participants made investment elections and as a result, $5.5 million of Indymac common stock was purchased in the open market by the DCP trustee and is held by such trustee for future distribution.

The IndyMac Bancorp, Inc. Senior Manager and Non-Employee Director Deferred Compensation Plan

In December 2006, the Company’s Board of Directors adopted the new Senior Manager and Non-Employee Director Deferred Compensation Plan. Under this new plan, the long-term incentive restricted cash awards earned by senior managers are automatically deferred for a period that equals the vesting period of such awards as set by the MD&C Committee at the time of grant. Senior managers may invest in Indymac common stock or can keep the award in cash and earn the same rate of return as described above for the DCP (see Senior Manager and Non-Employee Director Long-Term Incentive Plan on page 40 for further details).

Stock Ownership Guidelines

The Corporate Governance Committee and the MD&C Committee have adopted stock ownership requirements for Indymac’s directors and executive officers. These requirements specify that directors who have served on the Board for at least three years are expected to own common stock (including 70 percent of the net value of vested stock options) with a value equal to three times the annual Board retainer fee. Indymac’s Chief Executive Officer, whose tenure now exceeds five years, is expected to own common stock (including 70 percent of the net value of vested stock options) with a value equal to five times his annual base salary. All other Indymac Executive Officers with tenure of more than five years are expected to own common stock (including 70% of the net value of vested stock options) with a value equal to two times their base salary. Executive Officers whose tenure is more than three years, but less than five years, are expected to own common stock (including 70 percent of the net value of vested stock options) equal to one year’s salary. Although these stock ownership requirements do not mandate the purchase of common stock, any Executive Officer or non-employee director who has not met the ownership requirements is expected to refrain from selling any common stock until he or she has met the ownership requirements. Currently, due to the current market conditions as described above, all of the NEO’s and 6 of the 9 non-employee directors are out of compliance with the ownership requirements and will refrain from selling Indymac stock until such time they are in compliance.

Summary Compensation Table

The following table sets forth information concerning total NEO compensation, as proscribed by SEC guidelines, on a GAAP basis. These amounts combine both compensation earned in 2007 for 2007 performance (i.e., Salary and Non-Equity Incentive Plan Compensation) with compensation earned in prior years, but expensed this year (i.e., Stock Awards and Option Awards). Indymac believes that the information provided below makes it challenging to analyze pay for performance, as it combines the expense related to stock based long-term incentive compensation earned in prior years with both the short and long-term cash based compensation earned in the current year. For this reason, a supplementary table is shown at the end of this section on page 55, which reflects the value of compensation as earned in each year. This disclosure makes it possible to analyze pay for performance, and is consistent with the way our management team and Board evaluate pay for performance.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
		Salary	Stock Awards	Awards	Compensation ($)	Earnings	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(2)	(1)(3)	($)(4)	($)(5)	Total($)

Michael W. Perry,	2007	$1,000,000	$—	$293,147	$—	$(1,648)	$105,270	$1,396,769
Chairman and Chief	2006	1,000,000	—	1,929,416	791,300	30,210	335,853	4,086,779
Executive Officer
A. Scott Keys,	2007	542,875	54,171	208,864	682,594	(2,499)	51,688	1,537,693
Executive Vice President,	2006	480,375	45,143	364,676	577,998	9,509	133,185	1,610,886
Chief Financial Officer
Richard H. Wohl,	2007	750,000	—	494,812	273,188	(5,461)	24,039	1,536,578
President, Indymac Bank	2006	750,000	—	615,303	546,375	26,599	23,405	1,961,682
S. Blair Abernathy,	2007	627,000	157,789	228,412	675,303	(6,256)	22,647	1,704,895
Executive Vice President,	2006	627,000	142,856	238,994	1,169,393	20,160	20,092	2,218,495
Capital Markets
Frank M. Sillman,	2007	500,000	174,140	283,990	742,712	(4,218)	11,592	1,708,216
Executive Vice President,	2006	337,500	127,741	209,779	836,388	15,363	6,392	1,533,163
Chief Executive Officer,
Mortgage Bank
James R. Mahoney,	2007	1,375,000	87,049	282,326	—	74	31,871	1,776,320
Executive Vice President,	2006	925,000	54,966	216,874	584,375	—	23,876	1,805,091
Chairman and Special
Advisor,
Financial Freedom(6)

(1)	Salary and Non-Equity Incentive Plan Compensation amounts deferred at the election of the named executive officer to a subsequent year are included for the fiscal year in which such amounts were earned.

(2)	Amounts reflect the expense recognized for financial statement reporting purposes in fiscal years 2007 and 2006, computed in accordance with FAS 123(R) and without taking into consideration a forfeiture assumption, as required by the SEC for disclosure purposes in this Summary Compensation Table. It is important to note that all option awards associated with these expenses have an exercise price above Indymac’s common stock market price as of the time of this Proxy Statement filing, and therefore these option awards currently hold no value for the holders of such awards. See Note 23 — Benefit Plans in Indymac’s 2007 Form 10-K for an explanation of the valuation model assumptions used.

(3)	Amounts include each NEO’s short- and long-term cash incentive earned in 2007 and are payable/awarded upon the approval of the Management Development & Compensation Committee, scheduled in March 2008. The long-term cash incentive compensation awards vest over periods of 3 to 5 years, with the exception of Mr. Keys’ 2007 award (see page 48 of the “Compensation Discussion and Analysis” section for further information), and for accounting purposes, the expense for such awards is recognized ratably over the vesting period. The following table provides a breakout of the amounts reported in this column:

	Short-Term Cash	Long-Term Cash
	Incentive	Incentive
Name	Compensation	Compensation	Total

Michael W. Perry	$—	$—	$—
A. Scott Keys	312,500	370,094	682,594
Richard H. Wohl	273,188	—	273,188
S. Blair Abernathy	296,316	378,987	675,303
Frank Sillman	352,978	389,734	742,712
James R. Mahoney	—	—	—

(4)	Includes the above-market nonqualified deferred compensation earnings during 2007, which is the required disclosure in this Summary Compensation Table. The total nonqualified deferred compensation earnings are reported in the Nonqualified Deferred Compensation table on page 62 of this Proxy Statement. See the detailed discussion concerning the Deferred Compensation Plan, including the methodology for setting the annual rate of return, and the pension plan in the sections captioned “Deferred Compensation Plan” on page 62 and “Defined Benefit Pension Plan” on page 61 of this Proxy Statement. The following table provides a breakout of the amounts reported in this column:

	Above-Market
	Nonqualified
	Deferred	Pension Plan
	Compensation	Actuarial Value
Name	Earnings	Decrease	Total

Michael W. Perry	$7,408	$(9,056)	$(1,648)
A. Scott Keys	291	(2,790)	(2,499)
Richard H. Wohl	2,674	(8,135)	(5,461)
S. Blair Abernathy	2,114	(8,370)	(6,256)
Frank Sillman	1,781	(5,999)	(4,218)
James R. Mahoney	74	—	74

(5)	Perquisites included in All Other Compensation are valued at the aggregate incremental cost to Indymac. These perquisites are a car allowance for Messrs. Perry and Wohl, club dues for all named executive officers, the executive medical program for Messrs. Perry, Keys, Wohl and Sillman, financial and tax planning for Messrs. Perry, Abernathy, and Mahoney, reimbursement for payment of taxes for Mr. Perry, and loan forgiveness for Messrs. Keys and Abernathy.

						Term Life
					Reimbursement	Insurance
			Executive	Financial	for	Premiums	Indymac
	Car		Medical	and Tax	Payment of	paid by	Contributions	Loan
	Allowance	Club Dues	Program	Planning	Taxes(1)	Indymac	to 401(k)	Forgiveness
Name	($)	($)	($)	($)	($)	($)	Plan ($)	($)(2)	Total ($)

Michael W. Perry(3)	$13,200	$48,832	$4,125	$16,616	$13,747	$2,000	$6,750	$—	$105,270
A. Scott Keys	—	14,292	4,125	—	—	—	3,066	30,206	51,689
Richard Wohl	13,200	1,254	1,350	—	—	1,485	6,750	—	24,039
S. Blair Abernathy	—	2,560	—	9,737	—	—	6,750	3,600	22,647
Frank Sillman	—	2,505	4,125	—	—	—	4,962	—	11,592
James R. Mahoney	—	15,755	—	9,366	—	—	6,750	—	31,871

(1)	Reimbursement of taxes were paid to Mr. Perry in connection with the payment of his financial and tax planning expenses.

(2)	See the detailed discussion concerning this loan forgiveness in Related Party Transactions and Business Relationships.

(3)	Pursuant to Mr. Perry’s employment agreement, Indymac will pay the expense of his travel by chartered plane for business purposes. The total cost to Indymac in 2007 was $75,200 for three business trips taken on or before May 2007. Indymac does not own a private plane.

(6)	As of December 31, 2007, Mr. Mahoney is no longer a Section 16 Officer. His total compensation for 2007 would have qualified him as a named executive officer in this Proxy had he been a Section 16 Officer as of December 31, 2007. As such, pursuant to SEC guidelines, he is included as a sixth named executive officer.

Summary Compensation Table — Additional Pay for Performance Disclosure

The following table sets forth information concerning the total compensation earned by our NEO’s for 2007 based on Indymac’s pay for performance compensation philosophy. The amounts included in the table shown for the 2007 year below include short- and long-term incentive compensation earned for performance in 2007, and paid in 2007 or in the first quarter of 2008.

						Change in
						Pension
						Value and
				Short-Term	Long-Term	Nonqualified
				Cash Incentive	Incentive	Deferred
				Compensation	Compensation	Compensation	All Other
Name and Principal Position	Year		Salary ($)	($)	($)(1)	Earnings ($)	Compensation ($)	Total ($)

Michael W. Perry,	2007	(2)	$1,000,000	$—	$—	$(1,648)	$105,270	$1,103,622
Chairman and	2006		1,000,000	791,300	—	30,210	335,853	2,157,363
Chief Executive Officer
A. Scott Keys,	2007		542,875	312,500	370,094	(2,499)	51,688	1,274,658
Executive Vice President,	2006		480,375	240,000	300,094	9,509	133,185	1,163,163
Chief Financial Officer
Richard H. Wohl,	2007		750,000	273,188	—	(5,461)	24,039	1,041,766
President, Indymac Bank	2006		750,000	546,375	—	26,599	23,405	1,346,379
S. Blair Abernathy,	2007		627,000	296,316	378,987	(6,256)	22,647	1,318,694
Executive Vice President,	2006		627,000	592,631	601,224	20,160	20,092	1,861,107
Capital Markets
Frank M. Sillman,	2007		500,000	352,978	389,734	(4,218)	11,592	1,250,086
Executive Vice President,	2006		337,500	705,956	613,842	15,363	6,392	1,679,053
Chief Executive Officer, Mortgage Bank
James R. Mahoney,	2007		1,375,000	—	—	74	31,871	1,406,945
Executive Vice President,	2006		925,000	500,000	418,750	—	23,876	1,867,626
Chairman and Special Advisor,
Financial Freedom

(1)	Amounts included in Long-Term Incentive Compensation column represent the total value of awards earned in 2007 and granted in March 2008.

(2)	Pursuant to Mr. Perry’s execution of his employment agreement renewed in September 2006 with a 5 year initial term, he received an up front grant of 210,278 options in March 2007 at an exercise price of $29.57. The 2007 GAAP expense for this award (which currently has a zero economic value) is reflected in the Option Awards column of the Summary Compensation Table on page 52. See Grants of Plan Based Awards table on page 56 for further details of the award.

Grants of Plan-Based Awards

The following table sets forth individual grants of equity and non-equity incentive awards made to each named executive officer during 2007. The final amount earned by each NEO pursuant to their respective 2007 incentive plan is included in the Summary Compensation Table of this Proxy Statement and was paid or awarded to each NEO in March 2008. Non-Equity Incentive Plan award figures shown on this table include both short-term cash incentives, as well as long-term cash incentives which vest over periods of 3 to 5 years and for accounting purposes, the expense for such long-term cash awards is recognized ratably over the vesting period.

							All Other	Option
							Stock	Awards:	Exercise	Closing
							Awards:	Number of	or Base	Market	Grant Date
							Number of	Securities	Price of	Price of	Fair Value
				Estimated Future Payouts Under			Shares of	Underlying	Option	Option	of Stock
	Grant		Date of	Non-Equity Incentive Plan Awards			Stock or	Options	Awards	Awards	and Option
Name	Date		Action(1)	Threshold ($)	Target ($)	Maximum ($)	Units (#)	(#)	($/Sh)(4)	($/Sh)	Awards($)(5)

Michael W. Perry	3/23/2007		3/8/2007	$—	$—	$—	—	210,278	$29.57	$30.00	$1,134,261
	3/27/2007	(2)	—	—	3,429,288	4,286,610	—	—	—	—	—
	3/27/2007	(3)	—	250,000	2,821,966	3,464,958	—	—	—	—	—
A. Scott Keys	3/23/2007		3/8/2007	—	—	—	—	20,729	29.57	30.00	111,814
	3/27/2007	(2)	—	—	240,000	300,000	—	—	—	—	—
	3/27/2007	(3)	—	122,625	302,625	347,625	—	—	—	—	—
Richard H. Wohl	3/27/2007	(2)	—	—	546,375	852,345	—	—	—	—	—
S. Blair Abernathy	3/23/2007		3/8/2007	—	—	—	—	51,185	29.57	30.00	276,097
	3/27/2007	(2)	—	—	592,631	859,315	—	—	—	—	—
	3/27/2007	(3)	—	156,750	601,223	801,236	—	—	—	—	—
Frank M. Sillman	3/23/2007		3/8/2007	—	—	—	—	60,973	29.57	30.00	328,894
	3/23/2007		3/8/2007	—	—	—	4,411	—	—	—	130,433
	3/27/2007	(2)	—	—	705,956	1,023,636	—	—	—	—	—
	3/27/2007	(3)	—	125,000	654,467	892,727	—	—	—	—	—
James R. Mahoney	3/23/2007		3/8/2007	—	—	—	—	43,185	29.57	30.00	232,944
	3/23/2007		3/8/2007	—	—	—	2,853	—	—	—	84,363

(1)	The Committee met on March 8, 2007 to review and approve the value of 2007 annual equity grants to the named executive officers, as well as all other employees receiving stock or option awards. At that meeting, the Committee identified the proposed grant date as March 15, 2007. The Committee met again on March 15, 2007, and due to an imposed special blackout period, identified March 23, 2007 as the grant date. The entries in this column without dates reflect awards for which the date of action was the same as the date of grant.

(2)	Amounts represent threshold, target and maximum short-term cash incentive compensation earned by Messrs. Perry, Keys, Abernathy and Sillman in 2007 and paid in March 2008. The final amounts are included in the Non-Equity Incentive Award column in the Summary Compensation Table.

(3)	Amounts represent threshold, target and maximum long-term cash incentive compensation awards earned by Messrs. Perry, Keys, Abernathy and Sillman in 2007 and awarded in March 2008. The final awarded amounts are included in the Non-Equity Incentive Award column in the Summary Compensation Table. See Compensation Discussion and Analysis section of this Proxy Statement for further explanation of the Long-Term Cash Incentive Compensation Plan.

(4)	The exercise price of $29.57 represents the average of the high and low sales prices for the Common Stock on the date of grant, as published in the Western Edition of the Wall Street Journal. This method of determining the exercise price is pursuant to the Company’s shareholder approved incentive plans and is consistent with the Company’s historical practice for determining exercise price.

(5)	See Note 23 — Benefit Plans in Indymac’s 2007 Form 10-K for an explanation of the valuation model assumptions used to value option and stock awards under FAS 123(R).

Summary Compensation Table and Plan-Based Awards Narrative

Employment Agreements

During 2007, all of the NEOs were employed pursuant to agreements with our Company. Each employment agreement sets forth, among other things, the NEO’s base salary, short-term cash incentive opportunities, long-term incentive opportunities and entitlement to participate in our benefit plans. The employment agreements have the following expiration dates: Mr. Perry, December 31, 2011; Mr. Keys, December 31, 2009; Mr. Wohl, December 31, 2012; Mr. Abernathy, December 31, 2009; Mr. Sillman, December 31, 2009 and Mr. Mahoney, June 30, 2011.

Pursuant to their respective employment agreements, the 2007 year-end base salaries for the NEOs were: Mr. Perry, $1,000,000; Mr. Keys, $700,000; Mr. Wohl, $750,000; Mr. Abernathy, $627,000; Mr. Sillman, $500,000 and Mr. Mahoney, $1,250,000.

The amounts included in the Stock Awards and Option Awards columns represent the dollar amount of compensation cost recognized in 2007 as required by SFAS No. 123(R). These amounts include compensation costs recognized in Indymac’s financial statements with respect to awards granted in previous fiscal years, as well as in 2007.

The amounts included under the Non-Equity Incentive Compensation represent two items: 1) 2007 short-term cash incentive compensation; and (2) for Messrs. Perry, Keys, Abernathy and Sillman, their Senior Manager long-term incentive award earned in 2007. The long-term incentive awards vest over periods of 3 to 5 years and for accounting purposes, the expense for such awards is recognized ratably over the vesting period.

Pursuant to the employment agreements, each of the NEOs is also entitled to customary perquisites, consistent with our past practices, such as memberships in social and professional clubs, car allowances, executive medical programs and gross up payments equal to taxes payable on certain perquisites.

The employment agreements provide that each NEO will be entitled to participate in each employee benefit plan maintained by the Company, as well as peer group incentive plans, including participation in the Short-Term Cash Incentive Plan, the Senior Manager Long-Term Incentive Plan and the Executive Committee Long-Term Incentive Plan.

Awards

2007 Grants Of Plan-Based Awards

General.  Equity awards have been granted to directors and officers of Indymac and Indymac Bank pursuant to Indymac’s two active stock award plans: the 2002 Incentive Plan, as Amended and Restated (“2002 Plan”) and the 2000 Stock Incentive Plan, as amended (“2000 Plan”). Both plans were approved by the stockholders of Indymac. Additional equity awards were also granted to directors and executive officers of Indymac under prior stock award plans that have since been terminated. The termination of the prior plans did not affect the validity of equity awards granted there under, some of which are currently outstanding. The 2002 Plan and the 2000 Plan are administered by the Management Development and Compensation Committee of the Board of Directors also referred to as the MD&C Committee.

Restricted stock awarded to our NEOs under the Senior Manager Long-Term Incentive Plan vests fully on the third anniversary of the date of grant. Restricted stock awards include the right to vote and the right to receive dividends, but may not be sold or transferred during the vesting period. Dividends on restricted stock will be earned on the same terms and at the same rate as that paid to the Company’s common shareholders, but are not paid until fully vested. Restricted stock was awarded to two of our NEOs as follows: Mr. Sillman, 4,411 shares; and Mr. Mahoney, 2,853 shares.

The MD&C Committee granted options to five of our NEOs on March 23, 2007 pursuant to Mr. Perry’s employment agreement, and for the remaining four, under our Executive Committee Long-Term Incentive Plan. These options vest in three annual installments on the first through third anniversaries of the date of grant. Stock options were awarded as follows: Mr. Perry, 210,278 options; Mr. Keys, 20,729 options; Mr. Abernathy, 51,185 options; Mr. Sillman, 60,973 options; and Mr. Mahoney, 43,185 options.

Mr. Wohl did not receive equity awards during 2007, and has not received any equity awards since 2002, pursuant to his previous employment agreement which stipulated that he would receive option awards at the time his agreement was signed.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning options and unvested restricted stock held by each named executive officer as of December 31, 2007:

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value of
	Underlying	Underlying			Units of	Shares or Units
	Unexercised	Unexercised	Option	Option	Stock That	of Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	(#) Exercisable	(#) Unexercisable	Price($)	Date	Vested(#)	Vested($)	Notes

Michael W. Perry	—	210,278	$29.5700	3/23/2014	—	$—	(1)
	1,000,000	—	25.0200	5/1/2012	—	—
	1,000,000	—	24.4150	2/5/2011	—	—
	508,086	—	11.1875	2/3/2010	—	—
A. Scott Keys	—	20,729	29.5700	3/23/2014	—	—	(1)
	4,563	9,128	39.0750	3/15/2016	4,159	24,746	(2)
	24,753	12,377	35.4050	3/15/2015	—	—	(3)
	14,827	—	35.3800	3/15/2014	—	—
	33,335	—	19.1600	3/4/2013	—	—
	100,000	—	24.6550	3/15/2012	—	—
Richard H. Wohl	500,000	—	18.5500	12/2/2012	—	—
	495,905	—	24.4150	2/5/2011	—	—
S. Blair Abernathy	—	51,185	29.5700	3/23/2014	—	—	(1)
	9,206	18,414	39.0750	3/15/2016	6,879	40,930	(2)
	16,153	8,077	35.4050	3/15/2015	5,778	34,379	(3)
	20,126	—	35.3800	3/15/2014	—	—
	16,835	—	19.1600	3/4/2013	—	—
	200,000	—	24.4150	2/5/2011	—	—
Frank M. Sillman	—	60,973	29.5700	3/23/2014	4,411	26,245	(1)
	12,650	25,300	39.0750	3/15/2016	6,353	37,800	(2)
	19,971	9,986	35.4050	3/15/2015	4,981	29,637	(3)
	13,173	—	35.3800	3/15/2014	—	—
James R. Mahoney	—	43,185	29.5700	3/23/2014	2,853	16,975	(1)
	8,060	16,122	39.0750	3/15/2016	5,064	30,131	(2)
	25,886	12,943	35.4050	3/15/2015	—	—	(3)
	25,000	—	32.5950	11/2/2014	—	—

(1)	Represents a stock option award and a restricted stock award both granted on March 15, 2006. The stock option award vests in three equal annual installments starting on the first anniversary of the grant date and will be fully vested on March 15, 2009. The restricted stock award vests 100% on the third anniversary of the grant date, March 15, 2009.

(2)	Represents an award granted on March 15, 2005, which vests in three equal annual installments starting on the first anniversary of the grant date. The award will be fully vested on March 15, 2008.

(3)	Represents an award granted on March 15, 2004, which vests in three equal annual installments starting on the first anniversary of the grant date. The award will be fully vested on March 15, 2007.

(4)	Represents an award granted on March 15, 2002, which vests in five equal annual installments starting on the first anniversary of the grant date. The award will be fully vested on March 15, 2007.

(5)	Represents an award granted on December 2, 2002, which vests in five equal annual installments starting on the first anniversary of the grant date. The award will be fully vested on December 2, 2007.

(6)	Represents an award granted on November 2, 2004, which vests in three equal annual installments starting on the first anniversary of the grant date. The award will be fully vested on November 2, 2007.

2007 Option Exercises and Stock Vested

The following table provides information regarding options exercised and/or restricted shares vested by the named executive officers during 2007. No options were exercised and no restricted shares held by such officers vested during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares
	Acquired on	on Exercise	Acquired on	Value Realized
Name	Exercise (#)	($)	Vesting(#)	on Vesting($)

Michael W. Perry	—	$—	—	$—
A. Scott Keys	—	—	—	—
Richard H. Wohl	—	—	—	—
S. Blair Abernathy	—	—	—	—
Frank M. Sillman	—	—	—	—

The following table provides information regarding Indymac common stock purchased by or on behalf of the named executive officers during 2007. None of such officers sold Indymac common stock during 2007.

	Number of	Weighted Average
Name	Shares Purchased(#)(1)	Purchase Price

Michael W. Perry	35,000	$29.45
A. Scott Keys	9,447	29.91
Richard H. Wohl	3,365	29.68
S. Blair Abernathy	30,447	23.02
Frank M. Sillman	10,745	29.55
James R. Mahoney	—	—

(1)	For Messrs. Keys, Abernathy and Sillman, amount includes shares purchased pursuant to investment elections in Indymac’s Senior Manager and Non-Employee Director Deferred Compensation Plan. See Compensation Discussion and Analysis section of this Proxy for further explanation of this plan.

Equity Compensation Plan Information

Number of
Securities
Remaining Available for
Future Issuance Under
	Number of Securities to be	Weighted-Average	Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
	Warrants and Rights	Warrants and Rights	First Column (1) )
Equity Compensation Plan Approved by Security Holders	8,523,288	$26.6221	2,710,891
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	8,523,288	$26.6221	2,710,891

(1)	Includes shares of Common Stock available for future grants under Indymac’s 2000 Plan and 2002 Plan. As of December 31, 2007, up to 57,219 shares may be issued under the 2000 Plan, of which 7,890 may be issued as restricted stock awards, and up to 2,653,672 shares may be issued under the 2002 Plan. Under the 2002 Plan, one share issued as a restricted stock award reduces the share availability by 3.5 shares. As such, up to 758,192 shares may be issued as restricted stock awards under the 2002 Plan.

Defined Benefit Pension Plan

Through December 31, 2002, we provided a defined benefit pension plan (the “DBP Plan”) to substantially all of our employees. However, effective May 31, 2007, the benefits under the DBP plan were frozen. Employees hired prior to January 1, 2003, with one or more years of service, are entitled to annual pension benefits beginning at normal retirement age (65 years of age) equal to a formula approximating 0.9% of final average compensation, taking into account that the benefits were frozen as of May 31, 2007, multiplied by credited service (not in excess of 35 years), subject to a vesting requirement of five years of service. Our policy is to contribute the amount actuarially determined to be necessary to pay the benefits under the DBP Plan, and in no event to pay less than the amount necessary to meet the minimum funding standards of the Employment Retirement Income Security Act of 1974 (“ERISA”). Employees hired after December 31, 2002 are not eligible for the DBP Plan.

The table below shows the present value of the current accrued benefit with respect to each NEO under the DBP Plan:

				Payments
		Number of Years of	Present Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service(#)	Benefit($)	($)

Michael W. Perry	DBP Plan	13	$88,553	$—
A. Scott Keys	DBP Plan	4	27,284	—
Richard H. Wohl	DBP Plan	12	113,642	—
S. Blair Abernathy	DBP Plan	12	87,136	—
Frank M. Sillman	DBP Plan	9	55,291	—
James R. Mahoney	DBP Plan	0	—	—

The compensation used for Pension Plan purposes until the date the benefits were frozen is the amount shown in the Salary column of the Summary Compensation Table, subject to the $225,000 limitation under the Code. Benefits are 100% vested after five years of service. Any NEO would become fully vested in his or her accrued normal retirement benefit regardless of the NEO’s length of service if the participant’s employment is terminated by Indymac other than for “Cause” within a two-year period following a “Change in Control” (as both terms are defined in the Pension Plan). Consistent with the assumptions used for financial accounting purposes under GAAP, the Present Value of Accumulated Benefit was determined based on a 6.6% discount rate, and the 1983 Group Annuity Mortality table post-retirement.

Deferred Compensation Plan

The following table sets forth certain information concerning the contributions, earnings, withdrawals/distributions and balance under Indymac’s Deferred Compensation Plan (“DCP”) and Indymac’s Senior Manager and Non-Employee Director Deferred Compensation Plan (“SMDDCP”) for the named executive officers. Please see the discussion of these benefits in the “Compensation Discussion and Analysis” section of this proxy.

							Aggregate
		Executive	Registrant	Aggregate			Balance at
		Contributions in	Contributions in	Earnings in Last	Aggregate	Aggregate	Last Fiscal
		Last Fiscal Year	Last Fiscal Year	Fiscal Year ($)	Distributions ($)	Withdrawals	Year End ($)
Name	Plan	($)	($)	(3)	(4) (5)	($)	(6)

Michael W. Perry	DCP	$—	$—	$406,768	$160,525	$—	$6,897,110
A. Scott Keys	DCP(1)	27,290	—	15,999	—	—	277,188
	SMDDCP(2)	180,094	—	(140,909)	—	—	39,185
	Total	207,384	—	(124,910)	—	—	316,373
Richard H. Wohl	DCP	—	—	146,847	—	—	2,492,363
S. Blair Abernathy	DCP(1)	207,570	—	116,083	—	—	2,013,087
	SMDDCP(2)	304,908	—	(238,566)	—	—	66,342
	Total	512,478	—	(122,483)	—	—	2,079,429
Frank M. Sillman	DCP(1)	102,498	—	94,680	—	—	1,659,606
	SMDDCP(2)	130,432	—	(47,900)	—	—	82,532
	Total	232,930	—	46,780	—	—	1,742,138
James R. Mahoney	SMDDCP(2)	84,375	—	4,045	—	—	88,420

(1)	Amounts reported are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Messrs. Keys, Abernathy and Sillman.

(2)	Amounts reported are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for Messrs. Keys, Abernathy, Sillman and Mahoney and represent the long-term cash incentive compensation award earned for 2006 and granted in March 2007 and deferred pursuant to this plan.

(3)	Amounts reported for the SMDDCP represent interest earned on balances invested in the interest earning account and/or the change in value during 2007 on the shares held in the Indymac common stock investment account. Investments in interest or Indymac common stock were elected by each of the respective named executive officers prior to the March 2007 grant date.

(4)	Amount distributed in 2007 is pursuant to a previously elected and planned distribution date.

(5)	Amount reported was included as compensation to Mr. Perry in the Summary Compensation Table for previous years.

(6)	Aggregate Balance in the DCP equals each of officer’s vested balance at December 31, 2007. None of the balances in the SMDDCP were vested as of December 31, 2007. Pursuant to this plan, the award granted in March 2007 vests 100% on the third anniversary of the grant date, March 2010.

Potential Payments upon Termination or Change in Control

As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, the employment agreements of our NEOs have severance provisions for certain terminations or a termination in conjunction with a change in control.

Severance Payments for CEO

Mr. Perry’s employment agreement specifies the payments and benefits to which Mr. Perry is entitled upon his termination of employment for specified reasons, including death, disability, termination by Indymac with or without cause, termination by Mr. Perry for good reason, a change-in-control, agreement expiration or retirement, and resignation by Mr. Perry (as such terms are defined in the employment agreement).

Under the employment agreement, Mr. Perry would be entitled to a severance payment equal to two and one-half (2.5) times the sum of his average annual base salary in effect for the two years immediately preceding the termination and an amount equal to his prior year base level short-term annual incentive compensation (as defined in his employment agreement) if he is terminated other than for Cause or if he resigns for Good Reason. In either such event, Mr. Perry’s unvested equity grants would immediately vest, and any such vested stock options would become exercisable for a period of twelve months from the termination date. He would also be entitled to a prorated portion of his short- and long-term annual incentive compensation based on Indymac’s actual performance up to the date of termination in the year in which the termination takes place, and to lifetime medical coverage for himself, his spouse, and his eligible dependents.

If there is a Change in Control and Mr. Perry is terminated other than for Cause or Disability, or resigns for Good Reason within two years thereafter, or if he is terminated other than for Cause in anticipation of a Change in Control at the initiation of the acquiring party, he would be entitled to a payment equal to three (3) times the sum of his average annual base salary in effect for the two years immediately preceding the termination and an amount equal to his prior year base level short-term annual incentive compensation. In addition, all of Mr. Perry’s unvested equity grants would immediately vest, and any such vested stock options would become exercisable for a period of twelve months from the termination date. He would also be entitled to a prorated portion of his short- and long-term annual incentive compensation and to lifetime medical coverage for himself, his spouse, and his eligible dependents. Upon a Change in Control, Mr. Perry would also be entitled to receive an additional payment to compensate for any increased excise, income or payroll taxes payable by him.

The employment agreement also provides that Mr. Perry will not solicit any of Indymac’s employees, customers or business, for a period of one year from the date his employment terminates if it terminates before the agreement expires.

The following table sets forth the amount of severance cash compensation and the estimated cost of the lifetime medical coverage to Mr. Perry in the event of his resignation, disability, death (which includes a term life insurance benefit of four times his annual base salary), termination without Cause, termination for Cause, termination for Good Reason and a Change in Control, assuming termination of employment occurred on December 31, 2007 and, for a Change in Control, that the Change in Control occurred within the two years prior to December 31, 2007. As of December 31, 2007, although Mr. Perry does have unvested stock option grants that would be accelerated, the exercise price of all such grants is higher than the value of Indymac common stock as of December 31, 2007. In the event that any of the payments are subject to federal excise taxes under the “golden parachute” provisions of the tax code, Indymac is required to pay Mr. Perry a gross-up for any such excise taxes plus any additional excise, income or payroll taxes owed on the gross-up payment. Based on the above circumstances under a Change in Control termination, Mr. Perry would not be liable for any additional excise taxes.

		Retirement or					Good
		Expiration of			No Cause	Cause	Reason	Change in
Officer	Component	Agreement	Disability	Death	Termination	Termination	Termination	Control

Michael W. Perry	Base Salary	$—	$2,000,000	$—	$2,500,000	$—	$2,500,000	$3,000,000
	Short-Term Annual Incentive	—	5,862,560	—	7,328,200	—	7,328,200	8,793,840
	Pro-Rata Annual Bonus	—	—	—	—	—	—	3,429,290
	Pro-Rata Long Term Bonus	250,000	250,000	250,000	250,000	—	250,000	2,821,968
	Lifetime Medical Coverage(1)	1,068,792	1,068,792	1,068,792	1,068,792	—	1,068,792	1,068,792
	Life Insurance	—	—	4,000,000	—	—	—	—
	Total	$1,318,792	$9,181,352	$5,318,792	$11,146,992	$—	$11,146,992	$19,113,890

(1)	Lifetime medical coverage provided by actuarial consulting firm at the time Mr. Perry’s employment agreement was amended and is based on conservative estimates of his health costs and the annual growth rate of health costs.

Severance Payments for NEOs

In consideration of an agreement from each of Messrs. Abernathy, Keys, Sillman and Mahoney not to solicit customers, business or employees of Indymac for a period of eighteen months after termination of employment, and for a period of one year after termination of employment for Mr. Wohl, Indymac Bank has agreed to continue to employ Messrs. Wohl, Abernathy, Keys, Sillman and Mahoney, to provide the compensation and benefits described in their respective employment agreements, and to provide certain severance payments upon termination of employment for reasons other than for Cause or Resignation.

The cash severance amounts that each of Messrs. Wohl, Abernathy, Keys, Sillman and Mahoney would receive upon termination, assuming termination of employment occurred on December 31, 2007, and for a Change in Control, assuming that the Change in Control occurred within the two years prior to December 31, 2007, are set forth below (including the fair value of accelerated stock awards valued as of December 31, 2007). In the event that any of the severance payments are subject to federal excise taxes under the “golden parachute” provisions of the tax code, Indymac is required to pay the executives a gross-up for any such excise taxes plus any excise, income or payroll taxes owed on the payment of the gross-up for the excise taxes. Where applicable, these amounts are reflected in the table under the Change in Control column.

		Retirement or					Good
		Expiration of			No Cause	Cause	Reason	Change in
Officer	Component	Agreement	Disability	Death	Termination	Termination	Termination	Control

Richard H. Wohl(1)	Base Salary	$—	$1,500,000	$—	$1,875,000	$—	$1,875,000	$2,250,000
	Short-Term Annual Incentive	—	2,931,280	—	3,664,100	—	3,664,100	4,396,920
	Pro-Rata Annual Bonus	273,188	273,188	273,188	273,188	—	273,188	1,714,645
	Pro-Rata Long Term Bonus	392,391	392,391	392,391	392,391	—	392,391	1,473,484
	Medical Coverage	99,328	99,328	99,328	99,328	—	99,328	99,328
	Life Insurance	—	—	3,000,000	—	—	—	—
	Total	$764,907	$5,196,187	$3,764,907	$6,304,007	$—	$6,304,007	$9,934,377

(1)	Under the employment agreement, Mr. Wohl would be entitled to a severance payment equal to two and one-half (2.5) times the sum of his average annual base salary in effect for the two years immediately preceding the termination and an amount equal to his prior year base level short-term annual incentive compensation (as defined in his employment agreement) if he is terminated other than for Cause or if he resigns for Good Reason. In either such event, Mr. Wohl’s unvested equity grants would immediately vest, and any such vested stock options would become exercisable for a period of twelve months from the termination date. He would also be entitled to a prorated portion of his short- and long-term annual incentive compensation based on Indymac’s actual performance up to the date of termination in the year in which the termination takes place, and to extended medical coverage for himself, his spouse, and his eligible dependents for ten years from the date of termination. If there is a Change in Control and Mr. Wohl is terminated other than for Cause or Disability, or resigns for Good Reason within two years thereafter, or if he is terminated other than for Cause in anticipation of a Change in Control at the initiation of the acquiring party, he would be entitled to a payment equal to three (3) times the sum of his average annual base salary in effect for the two years immediately preceding the termination and an amount equal to his prior year base level short-term annual incentive compensation. In addition, all of Mr. Wohl’s unvested equity grants would immediately vest, and any such vested stock options would become exercisable for a period of twelve months from the termination date. He would also be entitled to a prorated portion of his short- and long-term annual incentive compensation and to 10 years of medical coverage for himself, his spouse, and his eligible dependents. Upon a Change in Control, Mr. Wohl would also be entitled to receive an additional payment to compensate for any increased excise, income or payroll taxes payable by him. The severance amount indicated in the event of death includes a term life insurance benefit equal to four times his then current annual base salary rate.

							Poor
					No Cause	Cause	Performance	Change in
Officer	Component	Resignation	Disability	Death	Termination	Termination	Termination	Control

S. Blair Abernathy(2)	Base Salary	$—	$627,000	$1,254,000	$940,500	$—	$627,000	$1,254,000
	Short-Term Cash Incentive	—	296,316	296,316	296,316	—	296,316	888,948
	Medical Coverage	—	30,524	15,262	15,262	—	—	15,262
	Accelerated Equity	—	75,942	75,942	34,668	—	—	75,942
	Total	$—	$1,029,782	$1,641,520	$1,286,746	$—	$923,316	$2,234,152

(2)	Mr. Abernathy’s cash severance payment in the event of termination other than for Cause would equal the sum of (a) his annual base salary through the last day of employment, (b) his short-term cash incentive award for the period in which such termination occurs, prorated to the termination date, (c) a cash payment equal to one and one-half (1.5) times his current annual base salary rate, provided that if the termination occurs within two years of a Change in Control, as declared by the Board of

Directors, and during the term of the officer’s employment agreement, then the cash payment will be equal to two times the officer’s total cash compensation (base salary plus short-term annual incentive compensation) for the fiscal year preceding the date of termination, and (d) the additional medical benefits described in his employment agreement for one year following the date of termination. In addition, unvested equity grants that would otherwise vest under normal conditions within one year of termination would accelerate, except that if the termination was pursuant to a Change in Control, all unvested equity grants would be accelerated, and Mr. Abernathy would have three months from termination to exercise any such vested stock options. Mr. Abernathy’s severance payment in the event of termination for Poor Performance would equal his current annual base salary rate.

							Poor
					No Cause	Cause	Performance	Change in
Officer	Component	Resignation	Disability	Death	Termination	Termination	Termination	Control

A. Scott Keys(3)	Base Salary	$—	$699,996	$1,400,000	$1,050,000	$—	$700,000	$1,400,000
	Short-Term Cash Incentive	—	312,500	312,500	312,500	—	312,500	937,500
	Medical Coverage	—	30,524	15,262	15,262	—	—	15,262
	Accelerated Equity	—	24,954	24,954	—	—	—	24,954
	Excise Tax Gross Up	—	—	—	—	—	—	799,692
	Total	$—	$1,067,974	$1,752,716	$1,377,762	$—	$1,012,500	$3,177,408

(3)	Mr. Keys’ cash severance payment in the event of termination other than for Cause would equal the sum of (a) his annual base salary through the last day of employment, (b) his short-term cash incentive award for the period in which such termination occurs, prorated to the termination date, (c) a cash payment equal to one and one-half (1.5) times his current annual base salary rate, provided that if the termination occurs within two years of a Change in Control, as declared by the Board of Directors, and during the term of the officer’s employment agreement, then the cash payment will be equal to two times the officer’s total cash compensation (base salary plus short-term annual incentive compensation) for the fiscal year preceding the date of termination, and (d) the additional medical benefits described in his employment agreement for one year following the date of termination. In addition, unvested equity grants that would otherwise vest under normal conditions within one year of termination would accelerate, except that if the termination was pursuant to a Change in Control, all unvested equity grants would be accelerated, and Mr. Keys would have three months from termination to exercise any such vested stock options. Mr. Keys’ severance payment in the event of termination for Poor Performance would equal his current annual base salary rate.

							Poor
					No Cause	Cause	Performance
Officer	Component	Resignation	Disability	Death	Termination	Termination	Termination	Change in Control

Frank M. Sillman(4)	Base Salary	$—	$500,004	$1,000,000	$750,000	$—	$500,000	$1,000,000
	Short-Term Cash Incentive	—	352,978	352,978	352,978	—	352,978	1,058,934
	Medical Coverage	—	—	—	—	—	—	—
	Accelerated Equity	—	94,470	94,470	29,886	—	—	94,470
	Excise Tax Gross Up	—	—	—	—	—	—	690,997
	Total	$—	$947,452	$1,447,448	$1,132,864	$—	$852,978	$2,844,401

(4)	Mr. Sillman’s cash severance payment in the event of termination other than for Cause would equal the sum of (a) his annual base salary through the last day of employment, (b) his short-term cash incentive award for the period in which such termination occurs, prorated to the termination date, (c) a cash payment equal to one and one-half (1.5) times his current annual base salary rate, provided that if the termination occurs within two years of a Change in Control, as declared by the Board of

Directors, and during the term of the officer’s employment agreement, then the cash payment will be equal to two times the officer’s total cash compensation (base salary plus short-term annual incentive compensation) for the fiscal year preceding the date of termination, and (d) the additional medical benefits described in his employment agreement for one year following the date of termination. In addition, unvested equity grants that would otherwise vest under normal conditions within one year of termination would accelerate, except that if the termination was pursuant to a Change in Control, all unvested equity grants would be accelerated, and Mr. Sillman would have three months from termination to exercise any such vested stock options. Mr. Sillman’s severance payment in the event of termination for Poor Performance would equal his current annual base salary rate.

							Poor
					No Cause	Cause	Performance	Change in
Officer	Component	Resignation	Disability	Death	Termination	Termination	Termination	Control

James R. Mahoney(5)	Base Salary	$—	$2,187,507	$2,500,000	$1,875,000	$—	$1,250,000	$2,500,000
	Medical Coverage	—	37,031	10,580	10,580	—	—	10,580
	Accelerated Equity	—	47,502	47,502	—	—	—	47,502
	Total	$—	$2,272,040	$2,558,082	$1,885,580	$—	$1,250,000	$2,558,082

(5)	Mr. Mahoney’s cash severance payment in the event of termination other than for Cause would equal the sum of (a) his annual base salary through the last day of employment, (b) a cash payment equal to one and one-half (1.5) times his current annual base salary rate, provided that if the termination occurs within two years of a Change in Control, as declared by the Board of Directors, and during the term of the officer’s employment agreement, then the cash payment will be equal to two times the officer’s current annual base salary rate, and (c) the additional medical benefits described in his employment agreement for one year following the date of termination. In addition, unvested equity grants that would otherwise vest under normal conditions within one year of termination would accelerate, except that if the termination was pursuant to a Change in Control, all unvested equity grants would be accelerated, and Mr. Mahoney would have three months from termination to exercise any such vested stock options. Mr. Mahoney’s severance payment in the event of termination for Poor Performance would equal his current annual base salary rate.

INCORPORATION BY REFERENCE

The MD&C Committee Report on Executive Compensation and the Audit Committee Report (including the reference to the independence and financial expertise of the Audit Committee members), each contained in this Proxy Statement, are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by Indymac under the Securities and Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Indymac specifically incorporates such information by reference.

OTHER MATTERS

The Board of Directors knows of no matters to be brought before the Annual Meeting other than those listed in the attached Notice of Annual Meeting. If any other matters should properly come before the Annual Meeting, the person named in the enclosed proxy will vote all proxies given to him in accordance with his best judgment on such matters.

ANNUAL REPORT AND FORM 10-K

The 2007 Annual Report to Stockholders containing the consolidated financial statements of Indymac for the year ended December 31, 2007 including the Annual Report on Form 10-K for the year ended December 31, 2007, accompanies this Proxy Statement.

Stockholders may obtain without charge an additional copy of Indymac’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission, without the accompanying exhibits, by writing to Investor Relations, IndyMac Bancorp, Inc., 888 East Walnut Street, Pasadena, California 91101-5646. Stockholders may also obtain the Annual Report on Form 10-K by calling 1-800-669-2300 x 5019 or through the corporate website at http://about.indymacbank.com/annualreports. A list of exhibits is included in the Form 10-K, and exhibits are available from Indymac upon payment to Indymac of the cost of furnishing them.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be included in the proxy statement and presented at the 2009 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Corporate Secretary of Indymac, 888 East Walnut Street, Pasadena, California 91101, not later than November 24, 2008 to be considered for inclusion in Indymac’s proxy materials for that meeting.

Stockholders intending to present business at Indymac’s 2009 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in Indymac’s Bylaws. To bring business before an annual meeting, Indymac’s Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws to the Corporate Secretary of Indymac not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting. Therefore, Indymac must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 1, 2009 and no later than January 31, 2009. If the notice is received before January 1, 2009 or after January 31, 2009, it will be considered untimely and the stockholder will not be entitled to present the proposal at the 2009 Annual Meeting.

Dated: March 24, 2008

INDYMAC BANCORP, INC.	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/imb		1-866-229-2458

• Go to the website address listed above.		• Use any touch-tone telephone.		• Mark, sign and date your proxy card.
• Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or Internet there is no need for you to mail back your proxy card.

1-866-229-2458
☐  CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Please sign, date and return this proxy card in the enclosed envelope.	☒ Votes must be indicated (x) in Black or Blue Ink.
The Board of Directors recommends a vote FOR each of these nominees.
1.	Election of Directors.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
	Nominees:

01	Michael W. Perry	☐	☐	☐	06	Terrance G. Hodel	☐	☐	☐

02	Louis E. Caldera	☐	☐	☐	07	Robert L. Hunt II	☐	☐	☐

03	Lyle E. Gramley	☐	☐	☐	08	Lydia H. Kennard	☐	☐	☐

04	Hugh M. Grant	☐	☐	☐	09	Senator John F.	☐	☐	☐
						Seymour (ret.)

05	Patrick C. Haden	☐	☐	☐	10	Bruce G. Willison	☐	☐	☐

UNMARKED PROXIES WILL BE VOTED IN FAVOR OF EACH OF THESE MATTERS unless specified to the contrary.
The Board of Directors recommends a vote FOR proposal 2.

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as Indymac’s independent auditors for the year ending December 31, 2008.	☐	☐	☐

Consent to future electronic delivery of Annual Report/Proxy Statement (see explanation on page (ii) of the Proxy Statement).	☐

To change your address, please mark this box and correct at left.	☐

To include any comments, please mark this box, and use reverse side.	☐

I PLAN TO ATTEND THE MEETING.	☐
SCAN LINE
Please date and sign exactly as your name appears on this card. Joint owners should each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer. Executors, trustees etc. should give full title as such.

Date	Share Owner sign here	Co-Owner sign here

INDYMAC BANCORP, INC.
PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS MAY 1, 2008
     The undersigned hereby appoints Michael W. Perry, with full power of substitution, as the attorney and proxy of the undersigned, to appear and to vote all of the shares of stock of IndyMac Bancorp, Inc. (“IndyMac”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of IndyMac to be held at IndyMac’s offices located at 3465 East Foothill Boulevard, Pasadena, California on May 1, 2008 at 9:00 a.m. PDT and any adjournments or postponements thereof.
     Receipt of copies of the Annual Report to Stockholders, the Notice of the Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting is hereby acknowledged.
(Continued and to be signed on the reverse side.)
INDYMAC BANCORP, INC.
PROXY PROCESSING
P.O. BOX 3548
S HACKENSACK NJ 07606-9248